Exhibit 10.12

CREDIT AGREEMENT

dated as of July 1, 2016

among

TABULA RASA HEALTHCARE, INC., a Delaware corporation,

CAREKINESIS, INC., a Delaware corporation,

CAREVENTIONS, INC., a Delaware corporation,

CAPSTONE PERFORMANCE SYSTEMS, LLC, a Delaware limited liability company, and

MEDLIANCE LLC, an Arizona limited liability company, as Co-Borrowers,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

and

ABC FUNDING, LLC,
as Administrative Agent and Collateral Agent

i

6.1	Compliance with Laws, Business and Properties	33
6.2	Offices, Records and Books of Account, Names	34
6.3	Intentionally Omitted	34
6.4	Audits	34
6.5	Reporting Requirements	34
6.6	Taxes	37
6.7	Preservation of Existence	37
6.8	Loan Documents	37
6.9	ERISA Compliance	37
6.10	Compliance with Environmental Laws	37
6.11	Insurance	38
6.12	Use of Proceeds of the Loans	38
6.13	Further Assurances	38
6.14	Post-Closing Obligations	39
ARTICLE 7 Negative Covenants		39
7.1	Corporate Documentation	39
7.2	Debt	39
7.3	Prepayment of Certain Debt	39
7.4	Liens	39
7.5	Intentionally Omitted	39
7.6	Asset Sales; Sale/Leaseback Transaction; Etc.	39
7.7	Intentionally Omitted	39
7.8	Intentionally Omitted	39
7.9	Margin Loan Restrictions	39
7.10	Loans or Investments	39
7.11	Transactions with Affiliates	39
7.12	Distributions	40
7.13	Subsidiaries	40
7.14	Change in Business, Operations or Management	40
ARTICLE 8 Financial Covenants		40
8.1	Maximum Total Leverage Ratio	40
8.2	Maximum First Lien Leverage Ratio	41
8.3	Minimum Fixed Charge Coverage Ratio	41
8.4	Maximum Capital Expenditures	41
8.5	Minimum Cash	41
8.6	Minimum MRR Retention Rate	41
8.7	Minimum EBITDA	41
ARTICLE 9 Events of Default		41
9.1	Events of Default	41
9.2	Events of Default; Remedies	43
ARTICLE 10 The Agent		44
10.1	Agency Provisions	44
10.2	Replacement of Certain Lenders	48
10.3	Designation of a Different Lending Office	48
10.4	No Third-Party Beneficiaries	48
ARTICLE 11 Miscellaneous		48
11.1	Amendments	48
11.2	Notices	49

11.3	Assignments; Participations	49
11.4	Costs and Expenses; Collection Costs	51
11.5	Confidentiality	51
11.6	Intentionally Omitted	52
11.7	No Liability	52
11.8	Entire Agreement; Severability	52
11.9	Governing Law	52
11.10	Waiver of Jury Trial, Jurisdiction, and Venue	52
11.11	Execution in Counterparts	52
11.12	Confidentiality and Notices	53
11.13	Accounting Information	53
11.14	USA PATRIOT Act	53
11.15	Survival of Agreement	53
11.16	Effectiveness	53
11.17	Headings	53

EXHIBITS

Exhibit I	Form of Compliance Certificate
Exhibit II	Form of Solvency Certificate
Exhibit III	Form of Request for Delayed Draw Loans

SCHEDULES

Schedule 2.1(a)	Lenders
Schedule 5.3	Affiliate Transactions
Schedule 5.15	Taxes
Schedule 5.17	ERISA
Schedule 5.18	Intellectual Property
Schedule 5.20	Insurance
Schedule 6.14 Schedule 7.2	Post-Closing Obligations Permitted Debt
Schedule 7.4	Permitted Liens
Schedule 7.10	Investments
Schedule 11.2	Notices

CREDIT AGREEMENT (as amended, amended and restated, supplemented or otherwise modified, the “Agreement”) dated as of July 1, 2016, among Tabula Rasa HealthCare, Inc., a Delaware corporation (“Parent Borrower”), CareKinesis, Inc., a Delaware corporation (“CareKinesis”), CareVentions, Inc., a Delaware corporation (“CareVentions”), Capstone Performance Systems, LLC, a Delaware limited liability company (“Capstone”) and Medliance LLC, an Arizona limited liability company (“Medliance” and, together with Parent, CareKinsesis, CareVentions and Capstone, each a “Borrower” and collectively, the “Borrowers”), the Lenders (as defined below) party hereto from time to time, and ABC FUNDING, LLC, a Delaware limited liability company (“ABC Funding”) as administrative agent and as collateral agent for the Lenders (together with its successors and permitted assigns in those capacities, the “Agent”).

The Borrowers wish to borrow funds from the Lenders secured by certain assets of the Loan Parties, and the Lenders are prepared to make such loans to the Borrowers, on the terms and subject to the conditions set forth herein.

Accordingly, the parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1                               Definitions.  As used in this Agreement (including the Exhibits and Schedules attached hereto), the following definitions apply:

“ABC Funding” has the meaning set forth in the preamble to this Agreement.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of one hundred percent (100%) of the Equity Interests of any Person or otherwise causing any Person to become a Subsidiary of a Borrower, or (c) a merger or consolidation or any other combination with another Person.

“Additional Lender” has the meaning set forth in Section 2.7(b).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director, officer, partner, manager or member of such Person or, directly or indirectly, owns or controls 10% or more of any class of Equity Interests having ordinary voting power in the election of directors of such Person. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agent” has the meaning set forth in the preamble to this Agreement.

“Agent Advances” has the meaning set forth in Section 2.8.

“Agent Fee Letter” means that certain letter dated July 1, 2016, between the Agent and the Borrowers, pursuant to which the Borrowers agree to pay certain fees to the Agent from time to time.

“Agent Indemnitees” has the meaning set forth in Section 10.1(o).

“Agreement Value” means, for each Hedging Agreement, on any date of determination, the maximum aggregate amount (giving effect to any netting agreements) that Parent Borrower or any of its Subsidiaries would be required to pay if such Hedging Agreement were terminated on such date.

“Allocable Amount” has the meaning set forth in Section 1.4(g).

“Applicable Premium” means with respect to any prepayment or acceleration: (a) on or prior to the first anniversary of the Closing Date,  the sum of (i) 3% of the principal amount of the Loans being repaid on the date of such prepayment or acceleration (the “Prepayment Date”) plus (ii) the present value at such Prepayment Date of all required remaining scheduled interest payments due on the Loans through the first anniversary of the Closing Date (excluding accrued but unpaid interest to, but excluding, the Prepayment Date) computed using a discount rate equal to the Treasury Rate as of such Prepayment Date plus 50 basis points, (b) at any time after the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date, an amount equal to 3% of the principal amount then being repaid and (c) at any time after the second anniversary of the Closing Date and on or prior to the third anniversary of the Closing Date, an amount equal to 1.5% of the principal amount then being repaid.

“Asset Sale” means any sale, lease, conveyance, transfer or other disposition of assets (collectively, a “Transfer”) by the Parent Borrower or any of its Subsidiaries (including by way of merger or consolidation or sale-leaseback transaction), whether in one transaction or a series or group of transactions, other than (a) Transfers of Inventory in the ordinary course of business, (b) Transfers of non-exclusive licenses and similar arrangements for the use of the property of a Borrower or its Subsidiaries in the ordinary course of business and (c) Transfers of worn-out or obsolete Equipment.

“Assignment and Assumption” means an assignment and assumption agreement in a form reasonably satisfactory to the Agent.

“Authorized Officer” means the chief executive officer, the president or chief financial officer of each Loan Party.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Business Day” means any day on which banks are not authorized or required to close in New York City, New York.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including amounts expended or capitalized under Capital Leases) of such Person during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated cash flow statement of the Parent Borrower and its Subsidiaries, other than the expenditures paid prior to the Closing Date by Parent Borrower’s landlord in an amount not to exceed $1,900,000.

“Capital Lease” means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee, the obligations of which are required, in accordance with GAAP, to be capitalized on the balance sheet of that Person.

“Change of Control” means (a)(i) prior to, or in connection with, an Initial Public Offering, the Founders cease to own at least 90% of the Equity Interests of the Parent Borrower owned by such Persons on the Closing Date and (ii) following an Initial Public Offering, (A) the Founders cease to own at least 67% of the Equity Interests of the Parent Borrower owned by such Persons on the date of the Initial Public Offering or (B) any Person or Persons constituting a “group” (as such term is used in Sections

13(d) and 14(d) of the Exchange Act), becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 of the Exchange Act), directly or indirectly, of Equity Interests representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent Borrower, (b) Parent Borrower ceases to own, directly or indirectly, one hundred percent (100%) of the outstanding Equity Interests of the other Loan Parties, (c) a majority of the members of the Board of Directors of the Parent Borrower were not members as of the Closing Date or were approved by a majority of such directors as of the Closing Date or other directors so approved, (d) a “change of control” (or similar event) shall occur under any other instrument governing Material Debt or (e) a “liquidation event” (or similar event) shall occur under the certificate of incorporation of the Parent Borrower.

“Claims” has the meaning set forth in Section 2.5(b).

“Closing Date” means the date that all of the conditions set forth in Section 4.1 have been satisfied and the Initial Loan has been funded.

“Collateral” has the meaning set forth in the Guarantee and Collateral Agreement.

“Compliance Certificate” means a certificate of the chief financial officer of the Parent Borrower, in the form attached as Exhibit I hereto, that (a) states as of the date of such certificate that no Default or Event of Default has occurred since the date of the delivery of the most recent Compliance Certificate (or if any Default or Event of Default then exists, states the nature thereof and describes the steps being taken to address such Default or Event of Default); and (b) details compliance for the applicable fiscal period with all the financial covenants contained in Article 8 of this Agreement (and attaches a schedule showing the calculations thereof).

“Contracts” means subscription license contracts, maintenance contracts and support contracts of a Loan Party.

“Debt” of any Person means (without duplication): (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, other than deposits and advances incurred in the ordinary course of business and consistent with past practice; (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments or upon which interest payments are customarily made; (c) all obligations of such Person to pay the deferred purchase price of Property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person’s business and not outstanding for more than 90 days after the date such payable was due); (d) all Debt of others directly or indirectly Guaranteed (which term shall not include endorsements in the ordinary course of business) by such Person; (e) all obligations created under Capital Leases of such Person; (f) all obligations secured by a Lien on any Property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non-recourse to the credit of such Person; (g) the aggregate unfunded pension liabilities pursuant to such Person’s pension plans; (h) the minimum assumed annual funding obligation pursuant to such Person’s pension plans; (i) the maximum amount (after giving effect to any prior drawings or reductions that may have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person; (j) net obligations of such Person under any Hedging Agreement, valued at the Agreement Value thereof; (k) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Stock of such Person or any other Person or any warrants, rights or options to acquire such Disqualified Stock, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends and (l) the Vendor Obligations.

“Declined Proceeds” has the meaning set forth in Section 3.3.

“Default” means an event, act or condition which with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

“Delayed Draw Commitments” means, with respect to each Lender, the amount indicated next to such Lender’s name on Schedule 2.1 hereto in the column titled “Delayed Draw Commitment”.

“Delayed Draw Loans” has the meaning set forth in Section 2.1(b).

“Delayed Draw Loan Availability Period” means the period from and including the Closing Date through and including the earlier of: (a) the second anniversary of the Closing Date, (b) the date on which all Loans have been repaid and (c) the date on which the Delayed Draw Commitments have been terminated or fully funded.

“Deposit Account Control Agreement” has the meaning set forth in the Guarantee and Collateral Agreement.

“Disqualified Stock”  shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the first anniversary of the Maturity Date in effect at the time such Equity Interest is issued, or (b) is convertible into or exchangeable (other than at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the first anniversary of the Maturity Date in effect at the time such Equity Interest is issued.

“Distribution” means any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Equity Interests in any Loan Party, any return of capital to any Loan Party’s equity holders as such, or any action to purchase, retire, defease, redeem or otherwise acquire for value or make any payment in respect of any Equity Interests in any Loan Party or any warrants, rights or options to acquire any such interests, now or hereafter outstanding.

“EBITDA” of any Person for any period means, the sum of (a) net income (or net loss) attributable to such Person and its Subsidiaries, but excluding net income (or net loss) attributable to non-controlling interests (calculated before extraordinary items) during such period, plus (b) the result of the following, in each case (unless otherwise indicated) to the extent included in determining such net income (or net loss): (i) interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) during such period; plus (ii) income taxes accruing, paid or payable during such period; plus (iii) depreciation and amortization expense; plus (iv) non-cash stock-compensation based expenses; plus (v) non-cash changes in respect of contingent consideration obligations (including to the extent accounted for as bonus or otherwise); plus (vi) gain or loss on the change in the fair value of warrant liability, plus (vii) cash payments made with respect to the Medliance Earnouts, plus (viii) losses on the extinguishment of indebtedness; in each case in accordance with GAAP.

“Eligible Assignee” means any Lender, any Affiliate of any Lender, any other financial institution or fund that extends credit or buys loans as one of its businesses including insurance companies, mutual funds and lease financing companies, any trust or special purpose funding vehicle, and any other Person approved by the Agent; provided, that none of the Loan Parties nor any Affiliate of a Loan Party shall be an Eligible Assignee.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Plan) maintained for employees of a Borrower, or any of its ERISA Affiliates or any such plan to which any of them is required to contribute on behalf of any of its employees.

“Environmental Laws” means any and all applicable federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Entity, relating to the protection of human health from exposure to hazardous materials or the environment, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 331 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300, et seq.), the Environmental Protection Agency’s regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the rules and regulations thereunder, each as amended or supplemented from time to time. Environmental Laws include but are not limited to requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of hazardous materials.

“Equity Interest” means any share, interest or other equivalent of capital stock of any Person, whether voting or non-voting and whether common or preferred (including any membership interest in a not-for-profit entity), all options, warrants and other rights to acquire, and all securities convertible into, any of the foregoing, all rights to receive interest, income, dividends, distributions, returns of capital and other amounts (whether in cash, securities, property, or a combination thereof), and including, without limitation, all rights to receive amounts due and to become due under or in respect of any investment agreement or upon the termination thereof, and all other rights, powers, privileges, interests, claims and other property in any manner arising out of or relating to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the guidance issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b), (c), (m) or (o) of the IRC or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Plan; (b) the withdrawal of any Borrower, any of its Subsidiaries, or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA if there is any potential liability therefor; (c) the complete or partial withdrawal of any Borrower, any of its Subsidiaries, or any ERISA Affiliate from any Multiemployer Plan if there is any potential liability therefor; (d) a notice of reorganization or insolvency of a Multiemployer Plan; (e) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA; (f) the institution by the PBGC of proceedings to terminate a Plan; (g) the failure to make any required contribution to a Plan or Multiemployer Plan; (h) the imposition of a lien under Section 430(k) of the IRC or Section 303(k) of ERISA on any Borrower, any of its Subsidiaries, or any ERISA Affiliate; (i) the failure of any Plan to meet the minimum funding standards under Section 412 of the IRC or Section 302 of ERISA), whether or not waived; (j) [reserved]; (k) the determination that any

Plan is considered an at-risk plan under Section 430 of the IRC or Section 303 of ERISA or a Multiemployer Plan in endangered or critical status within the meaning of Sections 430, 431, and 432 of the IRC or Sections 303, 304, and 305 of ERISA; (l) the occurrence or existence of any event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; or (m) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA on any Borrower or any ERISA Affiliate.

“Event of Default” has the meaning set forth in Section 9.1.

“Event of Loss” means the occurrence of any event by which any item of Collateral of any Loan Party is lost, stolen, destroyed, damaged beyond repair, rendered permanently unfit for use, or seized by a Governmental Entity for any period of time.

“Exchange Act” means The Securities Exchange Act of 1934, as amended.

“Excluded Claims” has the meaning set forth in Section 2.5(b).

“Existing Debt” means all Debt incurred under (a) that certain Subordinated Convertible Promissory Note, dated as of December 31, 2014, issued by the Parent Borrower in favor of Fred E. Smith III, (b) that certain Subordinated Convertible Promissory Note, dated as of December 31, 2014, issued by the Parent Borrower in favor of Stephen F. Olds, (c) that certain Subordinated Convertible Promissory Note, dated as of December 31, 2014, issued by the Parent Borrower in favor of Olds Family 2002 Trust, (d) that certain Master Lease Agreement, dated as of April 22, 2014, among Eastward Fund Management, LLC, CareKinesis, Inc., J. A. Robertson, Inc. and Capstone Performance Systems, LLC and (e) that certain Master Lease Agreement, dated as of December 31, 2014, among Eastward Fund Management, LLC, CareKinesis, Inc., J. A. Robertson, Inc., Capstone Performance Systems, LLC, CareVentions, Inc., Tabula Rasa Healthcare, Inc. and Medliance LLC.

“Existing Vendor Obligations” has the meaning set forth in the definition of “Vendor Obligations”.

“Extraordinary Receipt” means, the receipt by any Borrower or any of its Subsidiaries of cash receipts not in the ordinary course of business (including, without limitation, proceeds of insurance policies other than as a result of an Event of Loss).

“FATCA” means Sections 1471 through 1474 of the IRC (as of the date of this Agreement and any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the IRC.

“First Lien Debt” means, as of any date of determination, the aggregate principal amount of the Debt of the Parent Borrower and its Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, that is secured by a Lien on any asset or property of the Parent Borrower and its Subsidiaries, but excluding any Subordinated Debt and Lender Debt.

“First Lien Leverage Ratio” means, with respect to any Test Period, the ratio of (a) First Lien Debt as of the last day of such Test Period to (b) EBITDA of the Parent Borrower and its Subsidiaries on a consolidated basis for such Test Period.

“Fixed Charges” means, for any period, the sum of (i) regularly scheduled payments of principal on Debt (including payments in respect of Capital Leases which are allocable to principal) during such period, (ii) cash dividends or distributions on any series of Preferred Stock during such period and (iii) interest expense paid in cash during such period (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest), but excluding, in each case, any payments in respect of the Earnouts and Preferred Stock Redemption.  Notwithstanding anything to the contrary contained herein, for purposes of determining interest expense in this definition for any period ending prior to the first anniversary of the Closing Date, interest expense shall be an amount equal to actual interest expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination.

“Fixed Charge Coverage Ratio” for any period or as of any date, means the ratio of (a) the sum of (i) EBITDA for the applicable Test Period minus (ii) Capital Expenditures during such period minus (iii) taxes accrued during such period to (b) Fixed Charges.

“Foreign Subsidiary” shall mean any Subsidiary incorporated or organized outside the laws of the United States of America, any State thereof and the District of Columbia.

“Founders” means, collectively, Calvin Knowlton, Orsula Knowlton and any trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only the foregoing individuals and their parents, siblings, children and descendants.

“Full Payment” means, with respect to any Lender Debt, the full cash payment thereof, including any interest, fees and other charges accruing during (or that would have accrued but for the commencement of) any bankruptcy or other insolvency proceeding (whether or not allowed or allowable in such proceeding). No Lender Debt will be deemed to have been paid in full until all Lender Debt (other than unasserted contingent indemnification obligations) has been fully paid in cash and all commitments of the Agent and the Lenders under this Agreement have expired or been expressly terminated in writing.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Entity” means the United States of America, any state thereof, any political subdivision of a state thereof and any agency or instrumentality of the United States of America or any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government. Payments from Governmental Entities will be deemed to include payments governed under the Social Security Act (42 U.S.C. §§ 1395 et seq.).

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement, dated as of the date hereof, among the Borrowers, the Guarantor and the Agent, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Guarantor Payment” has the meaning set forth in Section 1.4(g).

“Guarantors” means the Persons from time to time providing a Guaranty of, or otherwise becoming obligated with respect to, any of the Lender Debt.

“Guaranty” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay), or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect the obligee of such Debt or other obligation of the payment thereof or to protect the obligee against loss in respect thereof (in whole or in part), provided that the term Guaranty shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guaranty” used as a verb has a corresponding meaning.

“Health Care Laws” means, collectively, any and all federal, state or local laws, rules, regulations, orders, administrative manuals, guidelines and requirements relating to any of the following: (a) fraud and abuse (including the following statutes: the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn and §1395(q)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the Criminal False Claims Act (42 U.S.C. § 1320a-7b), all criminal laws relating to health care fraud and abuse including, 18 U.S.C. §§ 286, 287, 1001 and 1347, the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the federal health care program exclusion provisions (42 U.S.C. § 1320a-7), the Civil Monetary Penalties Act (42 U.S.C. § 1320a-7a), and the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173)); (b) the billing, coding, documentation or submission of claims or collection of accounts receivable or reporting and refunding of overpayments; (c) the provision of, or payment, for healthcare services, items and supplies, including Medicare (Section XVIII of the Social Security Act), Medicaid (Section XIX of the Social Security Act), and any other Third Party Payor program requirements for participation and payment; (d) the restrictions on the corporate practice of medicine and other applicable health care professions; (e) the privacy and security of health care information (including HIPAA); (f) healthcare facility and professional fee-splitting prohibitions; (g) federal and state laws related to facility and professional licensure; (h) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.); (i) the Controlled Substances Act (21 U.S.C. §§ 801 et seq.); and (j) state pharmacy laws, including those governing compounding.

“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“HIPAA” means (a) the Health Insurance Portability and Accountability Act of 1996; (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); (c) the Omnibus Rule effective March 26, 2013, and other implementing regulations at 45 CFR Parts 160 and 164; and (d) any state and local laws regulating the privacy and/or security of individually identifiable information.

“Incremental Amendment” has the meaning set forth in Section 2.7(b).

“Indemnified Party” has the meaning set forth in Section 2.5(b).

“Initial Loan” has the meaning set forth in Section 2.1(a).

“Initial Public Offering” means the issuance by the Parent Borrower of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Insolvency Proceeding” means any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the United States Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Closing Date, among the Parent Borrower, the subsidiaries of the Parent Borrower from time to time party thereto as Grantors (as defined therein), Western Alliance Bank and the Agent.

“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986 (unless as specifically provided otherwise, as amended, or any successor statute thereto and the guidance thereunder).

“IP Rights” has the meaning set forth in Section 5.18.

“IP Security Agreements” has the meaning set forth in the Guarantee and Collateral Agreement.

“Issuance” means the issuance by the Parent Borrower or any of its Subsidiaries of Debt (other than the Loans and Permitted Debt), or the issuance by Parent Borrower or any of its Subsidiaries of any Equity Interest; provided, however, that none of the following shall constitute an “Issuance”: (a) any Equity Interest in any Subsidiary of the Parent Borrower issued to the Parent Borrower or any other Subsidiary, (b) any Equity Interest in Parent Borrower sold to, granted to, or issued upon exercise of any option granted to, any Person who (determined as at the time of the sale or grant) is an employee pursuant to a stock option (or equivalent) plan approved by the Agent, (c) so long as no Default or Event of Default has occurred and is continuing, the issuance by Parent Borrower of any Equity Interests, to the extent the proceeds of which are used to pay all or a portion of the Medliance Earnouts or Preferred Stock Redemptions and (d) so long as no Default or Event of Default has occurred and is continuing, the issuance by Parent Borrower of any Equity Interests in an Initial Public Offering.

“Lender” means (a) each persons listed on Schedule 2.1 hereto (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any Person that has become a party hereto pursuant to an Assignment and Acceptance Agreement.

“Lender Advances” has the meaning set forth in Section 2.8.

“Lender Debt” means and includes any and all amounts due, whether now existing or hereafter arising, under this Agreement or any other Loan Document, including, without limitation, any and all principal, interest, penalties, fees, charges, premiums, indemnities and costs owed or owing to the Agent or any Lender by the Borrowers, or any Guarantor or Affiliate of a Borrower (and including, to the extent due and owing in accordance with the terms of this Agreement, the Applicable Premium), in each instance, whether absolute or contingent, direct or indirect, secured or unsecured, due or not due, arising by operation of law or otherwise, and all interest and other charges thereon, including, without limitation, post-petition interest whether or not such interest is an allowable claim in a bankruptcy proceeding.

“Lender Group” means (a) the Agent and (b) each Lender.

“Licensed Personnel” has the meaning set forth in Section 5.8.

“Lien” means any lien, charge, deed of trust, mortgage, security interest, tax lien, pledge, hypothecation, assignment, preference, priority, other charge or encumbrance, or any other type of preferential arrangement of any kind or nature whatsoever by or with any Person (including, without limitation, any conditional sale, capital lease or title retention agreement), or, in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, in each case whether arising by contract, operation of law, or otherwise.

“Loan” means the Initial Loan and any Delayed Draw Loans, New Loans or Protective Advances.

“Loan Documents” means this Agreement, each promissory note (if any) evidencing any Loan, each Security Agreement, the Guarantee and Collateral Agreement, the Intercreditor Agreement and each other document or instrument now or hereafter executed or delivered to the Agent or any Lender pursuant to or in connection herewith or therewith.

“Loan Party” means the Borrowers and each Guarantor.

“Material Adverse Effect” means (a) a material adverse effect on the business, Properties, capitalization, assets, liabilities, operations or condition (financial or other) of the Parent Borrower and its Subsidiaries, taken as a whole; (b) the material impairment of the ability of any Loan Party to perform its obligations under this Agreement or any of the other Loan Documents; (c) the material impairment of the validity or enforceability of, or the rights, remedies or benefits (when taken as a whole) available to the Agent or the Lenders under this Agreement or any other Loan Document; or (e) the material impairment of the validity, perfection or priority of any Lien granted on a material portion of the Collateral in favor of the Agent pursuant to this Agreement or any other Loan Document.

“Maturity Date” means December 30, 2021.

“Material Debt” means any Debt which is outstanding in an aggregate principal amount of at least $250,000 or as to which a default by the Parent Borrower or any of its Subsidiaries thereunder could have a Material Adverse Effect.

“Maximum Permissible Rate” has the meaning set forth in Section 2.6.

“Measurement Date” has the meaning set forth in the definition of “MRR Retention Rate”.

“Medliance Earnouts” means each of the payments set forth in Section 1.1(b)(iii) and (iv) of the Medliance Purchase Agreement.

“Medliance Purchase Agreement” means that certain Membership Interest Purchase Agreement, dated as of December 31, 2014, by and between Parent Borrower, Fred Smith III, Olds Family 2002 Trust and Stephen F. Olds and, solely for the limited purposes set forth therein, Thomas Olds, Jr.

“Monthly Recurring Revenue” means with respect to any measurement period GAAP revenue recognized during such period from Contracts.

“MRR Retention Rate” means as of the last day of each month (the “Measurement Date”), the ratio, expressed as a percentage, of (a) average Monthly Recurring Revenue for the three (3) months ending on the Measurement Date to (b) average Monthly Recurring Revenue for the twelve (12) month period ending on the Measurement Date.

“Multiemployer Plan” means any Employee Benefit Plan of the type described in Section 4001(a)(3) of ERISA to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions or, during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means an Employee Benefit Plan that has two or more contributing sponsors (including any Borrower and any ERISA Affiliate) at least two of whom are not under common control, as such plan is described in Section 4064 of ERISA.

“Net Proceeds” means with respect to any Asset Sale, Issuance or Extraordinary Receipt by any Loan Party, the aggregate amount of cash proceeds (after a reasonable estimate of taxes payable in connection therewith and payment of associated fees and expenses (including, without limitation, reasonable fees and expenses of counsel, accountants, appraisers, brokers, investment bankers and, with respect to any Issuance, any reasonable underwriter’s discount and, with respect to Asset Sales, repayment of any Debt secured specifically by and with a lien that is senior in priority to the Lender Group’s lien on the asset, the sale or disposition of which gave rise to such Asset Sale)) received or receivable by such Person, and cash proceeds paid from time to time to such Person with respect to any promissory note or other instrument or security delivered in connection therewith.

“New Commitments” has the meaning set forth in Section 2.7(a).

“New Loans” has the meaning set forth in Section 2.7(a).

“OFAC” has the meaning set forth in Section 5.19.

“Other Taxes” has the meaning set forth in Section 2.4(b).

“Outstanding Balance” means, with respect to any Loan, as of any date of determination, the aggregate outstanding principal balance of such Loan.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Participant” has the meaning set forth in Section 11.3(f).

“Participant Register” has the meaning set forth in Section 11.3(f).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006, as amended (or any successor statute thereto), and the guidance issued thereunder.

“Pension Funding Rules” means the rules of the IRC and ERISA regarding minimum required contributions (including any installment payment thereof) to Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act Section 412 of the IRC and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432, and 436 of the IRC and Sections 302, 303, 304, and 305 of ERISA.

“Perfection Certificate” means the Perfection Certificate substantially in the form of Exhibit B to the Guarantee and Collateral Agreement.

“Permits” means, with respect to any Person, any permit, approval, consent, authorization, license, approval, registration, accreditation, certificate, concession, grant, franchise, variance or permission or similar authorization from any Governmental Entity, including any and all Permits issued or required under applicable Health Care Laws.

“Permitted Acquisition” means any Acquisition approved in writing by the Agent in its sole discretion; provided, that (a) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition, (b) the Target is in the same, similar or complimentary line of business as the Borrowers, (c) EBITDA of the Target is greater than $0, (d) the proposed Acquisition is consensual, (e) no Debt will be incurred, assumed or would exist with respect to Parent and its Subsidiaries (including the Target) as a result of such Acquisition, other than Lender Debt and, so long as such Debt is not incurred in contemplation of such Acquisition, Permitted Debt and no Liens will be incurred, assumed, or would exist with respect to the assets of Parent and its Subsidiaries (including the Target) as a result of such Acquisition other than Permitted Liens, (f) the Parent Borrower will be in compliance with the financial covenants in Article 8 on a Pro Forma Basis, (g) the Agent shall have received (i) at least 30 days prior to the consummation of the intended Acquisition, a description of the proposed Acquisition, (ii) at least 20 days prior to the consummation of the intended Acquisition Agreement, pro forma consolidated projections with respect to the proposed Acquisition, historical financial information for the Target, due diligence materials prepared for any Loan Party, a quality of earnings report (if obtained) and drafts of the acquisition agreement (together with all exhibits and schedules thereto and, to the extent required in the acquisition agreement, all required regulatory and third party approvals) and (iii) on or prior to the date the Acquisition is consummated, a certificate of an Authorized Person of the Parent Borrower with reasonably detailed calculations of item (f) and attaching the executed acquisition agreement, (h) the Target is not organized or domiciled in any jurisdiction outside of the United States and (i) all actions required of the Target and the Loan Parties by Section 6.13 shall be completed substantially concurrently with the consummation of the Acquisition.

“Permitted Debt” means (a) Revolving Debt, (b) Vendor Obligations, (c) the Lender Debt, (d) Debt existing on the Closing Date and set forth on Schedule 7.2 and, with respect to Debt financing the acquisition or leasing of equipment, any extension, renewal or refinancing of such Debt; provided that the principal amount of the Debt being extended, renewed or refinanced does not increase, (e) Debt arising after the Closing Date incurred solely for the purpose of financing the acquisition or leasing of equipment, including without limitation, Capital Leases in an aggregate amount not to exceed $2,000,000 outstanding at any one time and (f) unsecured Debt in an aggregate amount not to exceed $100,000 outstanding at any one time.

“Permitted Investments” means (a) Investments existing on the Closing Date and set forth on Schedule 7.10, (b) Investments by any Borrower and its Subsidiaries in any Loan Party, (c) Investments by any Borrower and its Subsidiaries in any Subsidiary that is a not a Loan Party, upon Agent’s prior written consent, (d) Permitted Acquisitions and (e) (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Western Alliance Bank and (iv) Western Alliance Bank’s money market accounts.

“Permitted Liens” means the following (a) any Liens existing on the Closing Date and set forth on Schedule 7.4 or arising under this Agreement or the other Loan Documents, (b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Agent’s security interests, (c) Liens securing the Debt described in clause (e) of the defined term “Permitted Debt” provided that the Lien is confined solely to the property so acquired or leased and improvements thereon, and the proceeds of such equipment and (d) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a Governmental Entity.

“Plan” means any employee pension benefit plan (including a Multiemployer Plan and a Multiple Employer Plan) that is maintained or to which any Borrower or any ERISA Affiliate must contribute and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the IRC or Section 302 of ERISA.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Preferred Stock Redemption” means any redemption of the Preferred Stock of Parent Borrower to the extent it is required to do so under its certificate of incorporation (as in effect on the Closing Date).

“Prepayment Date” has the meaning set forth in the definition of “Applicable Premium”.

“Pro Forma Basis” means, with respect to demonstrating compliance on a pro forma basis with any covenant or the calculation of any ratio hereunder on a pro forma basis, in each case for the purposes of determining whether an incurrence of Debt or other transaction is permissible, the calculation of such covenant or ratio assuming that such Debt was incurred or such other transaction consummated, as applicable, on the first day of any applicable four quarter, with such calculation to be based on the actual EBITDA for such period of any business acquired or disposed of (for the avoidance of doubt, not taking any anticipated cost savings or synergies into account), and to be performed in a manner, and accompanied by supporting detail, satisfactory to the Agent in its sole discretion.

“Pro Rata Share” means a fraction (expressed as a percentage), the numerator of which is the principal amount of the Loans owed to such Lender and the denominator of which is the aggregate principal amount of the Loans owed to the Lenders.

“Property” means property of all kinds, movable, immovable, corporeal, incorporeal, real, personal or mixed, tangible or intangible (including, without limitation, all rights relating thereto), whether owned or acquired on or after the date of this Agreement.

“Protective Advances” has the meaning set forth in Section 2.8.

“Related Person” means any equityholder (or immediate family member of an equityholder), Affiliate (other than the Agent), agent, officer, director, member, manager, employee or partner of any Lender or its members or its equityholders.

“Rejection Notice” has the meaning set forth in Section 3.3.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Required Lenders” means: (a) at any time during the Delayed Draw Availability Period, Lenders holding more than 50% of the sum of the aggregate undrawn Delayed Draw Commitments plus the principal amount of the outstanding Loans and (b) at any time after the Delayed Draw Availability Period, Lenders holding more than 50% of the outstanding Loans.

“Revolving Debt” means Debt constituting Senior Priority Obligations (as defined in the Intercreditor Agreement).

“Security Documents” means the Guarantee and Collateral Agreement, the IP Security Agreements, the Perfection Certificate, each Deposit Account Control Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 6.14.

“Subordinated Debt” means any Debt subordinated in right of payment to the Lender Debt that is subject to a subordination agreement (or similar agreement) in favor of the Lenders on terms acceptable to the Agent.

“Subsidiary” means any corporation or entity of which at least a majority of the outstanding shares of stock or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors (or Persons performing similar functions) of such corporation or entity (irrespective of whether or not at the time, in the case of a corporation, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by any Borrower.

“Target” means any other Person or business unit or asset group or any other Person acquired or proposed to be acquired in an Acquisition.

“Taxes” has the meaning set forth in Section 2.4(a).

“Test Period” in effect at any time means the most recent period of four consecutive fiscal quarters of the Parent Borrower ended on or prior to such time in respect of which internal financial statements of the Parent Borrower and its Subsidiaries are available.

“Third Party Payor” means Medicare, Medicaid, TRICARE and any other governmental payor, prescription drug plan, private insurer, managed care plan, or any other Person which presently or in the future maintains Third Party Payor Programs.

“Third Party Payor Authorizations” means all participation agreements, provider or supplier agreements, enrollments, accreditations and billing numbers necessary to participate in and receive reimbursement from a Third Party Payor Program, including all Medicare and Medicaid participation agreements.

“Third Party Payor Programs” means all payment or reimbursement programs, sponsored or maintained by any Third Party Payor, in which any Borrower or any of their respective Subsidiaries participates.

“Total Debt” means, as of any date of determination, the aggregate principal amount of the Debt of the Parent Borrower and its Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, other than the Medliance Earnouts, the Preferred Stock Redemption and warrant liability.

“Total Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Total Debt as of the last day of such Test Period to (b) EBITDA of the Parent Borrower and its Subsidiaries for such Test Period.

“Transfer” has the meaning set forth in the definition of “Asset Sale”.

“Treasury Rate” means, as of any prepayment date, the yield to maturity as of such prepayment date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the prepayment date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the prepayment date to the first anniversary of the Closing Date; provided, that if the period from the prepayment date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“UCC” means the Uniform Commercial Code as in effect from time to time in effect in the State of New York.

“Vendor Obligations” means (a) Debt incurred pursuant to that certain Credit Agreement, dated as of June 13, 2016, between CareKinesis, Inc. and AmerisourceBergen Drug Corporation (the “Existing Vendor Obligations”) and (b) any Debt which serves to extend, replace, renew or refinance the Existing Vendor Obligations so long as: (i) the principal amount of such Debt does not exceed $6,000,000 at any time, (ii) the cash interest rate does not exceed 7.0%, (iii) such Debt is not secured by any assets or property of the Parent Borrower or any of its Subsidiaries that does not secure the Existing Vendor Obligations, (iv) any Liens securing such Debt (other than Liens on Inventory) is subordinated to the Liens securing the Loans to at least the same extent as the Existing Vendor Obligations pursuant to an agreement in form and substance satisfactory to the Agent and (v) all other terms and conditions of such Debt shall be in form and substance satisfactory to the Agent.

“Withdrawal Liability” means, with respect to any Borrower and its ERISA Affiliates at any time, the aggregate liability incurred (whether or not assessed) with respect to all Multiemployer Plans pursuant to Section 4201 of ERISA.

1.2                               Other Terms; Rules of Construction.  All terms used in Article 9 of the UCC, and not specifically defined herein, are used herein as defined in such Article 9. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. For avoidance of doubt, a Default or Event of Default will be deemed to exist and be continuing at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to the terms of this Agreement or, in the case of a Default, is cured within the period of cure, if any, expressly provided for in this Agreement. Unless the context otherwise provides to the contrary, the term “month” means a calendar month. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph, subdivision, or clause. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,”, “through” means “through and including,” and “to” and “until” each mean “to but excluding,”. The terms “including” and “include” shall mean “including” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, supplements, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any Section or Article mean, unless the context otherwise requires, a Section or Article of this Agreement; (d) any Exhibits mean, unless the context otherwise requires, Exhibits attached hereto, and any Schedules mean, unless the context otherwise requires, the Schedules attached hereto, all of which are hereby incorporated by reference; and (e) unless otherwise specified, discretion of the Agent or any Lender mean the sole and absolute discretion of such Person. The Borrowers shall have the burden of establishing any alleged negligence, misconduct, or lack of good faith by the Agent or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision.

1.3                               Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP. Defined terms and calculations in connection with the covenants and other provisions of this Agreement, including Article 8, shall be based upon and utilize GAAP applied in a manner consistent with that used in preparing the financial statements referred to in Section 6.5.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement, and the Agent or the Borrowers shall so request, the Agent and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Borrowers shall provide to the Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.4                               Joint and Several Liability.

(a)                                 Joint and Several.  Each Borrower hereby agrees that such Borrower is jointly and severally liable for the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Lender Debt owed or hereafter owing to the Agent and Lenders by each other Borrower pursuant to the terms of this Agreement and the other Loan Documents.  Each Borrower agrees that its obligations hereunder shall not be discharged until indefeasible payment in full in cash of all Lender Debt has occurred and the commitments to lend hereunder have been terminated, and that its obligations under this Section 1.4 shall be absolute and unconditional, irrespective of, and unaffected by,

(i)                                     the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party;

(ii)                                  the absence of any action to enforce this Agreement (including this Section 1.4) or any other Loan Document or the waiver or consent by Agent and Lenders with respect to any of the provisions thereof;

(iii)                               the existence, value or condition of, or failure to perfect its Lien against, any security for the Lender Debt or any action, or the absence of any action, by the Agent and Lenders in respect thereof (including the release of any such security);

(iv)                              the insolvency of any Loan Party; or

(v)                                 any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

(b)                                 Waivers by Borrowers.  Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel the Agent or the Lenders to marshal assets or to proceed in respect of the Lender Debt against any other Loan Party, any other party or against any security for the payment and performance of the Lender Debt before proceeding against, or as a condition to proceeding against, such Borrower.  It is agreed among each Borrower, the Agent and the Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 1.4 and such waivers, the Agent and the Lenders would decline to enter into this Agreement.

(c)                                  Benefit of Joint and Several Obligations.  Each Borrower agrees that the provisions of this Section 1.4 are for the benefit of the Agent and Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and the Agent or the Lenders, the obligations of such other Borrower under the Loan Documents.

(d)                                 Subordination of Subrogation, Etc.  Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, each Borrower hereby expressly and irrevocably subordinates to payment of the Lender Debt any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor with respect to any other Loan Party until the Lender Debt is irrevocably paid in full in cash (other than contingent indemnification obligations not then due) and the commitments to lend hereunder have been terminated.  Each Borrower acknowledges and agrees that this subordination is intended to benefit the Agent and Lenders and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Section 1.4, and that the Agent, the Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 1.4(d).

(e)                                  Election of Remedies.  If the Agent may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving the Agent a Lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, the Agent may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 1.4.  If, in the exercise of any of its rights and remedies, the Agent shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by the Agent, even if such action by the Agent shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by Agent.

(f)                                   Limitation.  Notwithstanding any provision herein contained to the contrary, each Borrower’s liability under this Section 1.4 shall be limited to an amount not to exceed as of any date of determination the amount that could be claimed by the Agent and Lenders from such Borrower under this Section 1.4 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower’s right of contribution and indemnification from each other Borrower under Section 1.4(g).

(g)                                  Contribution with Respect to Guaranty Obligations.  To the extent that any Borrower shall make a payment under this Section 1.4 of all or any of the Lender Debt (other than Loans made to that Borrower for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Lender Debt satisfied by such Guarantor Payment in the same proportion that such Borrower’s Allocable Amount (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following payment in full (other than contingent indemnification obligations) in cash of the Lender Debt and termination of the commitments to lend hereunder, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.  As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this Section 1.4 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.  This Section 1.4(g) is intended only to define the relative rights of Borrowers and nothing set forth in this Section 1.4(g) is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 1.4(a).  Nothing contained in this Section 1.4(g) shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, fees and expenses with respect thereto for which such Borrower shall be primarily liable.  The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of each Borrower to which such contribution and indemnification is owing.  The rights of the indemnifying Borrowers against other Loan Parties under this Section 1.4(g) shall be exercisable upon the indefeasible payment in full in cash (other than contingent indemnification obligations not then due) of the Lender Debt and the termination of the commitments to lend hereunder.

(h)                                 Liability Cumulative.  The liability of Borrowers under this Section 1.4 is in addition to and shall be cumulative with all liabilities of each Borrower to the Agent and Lenders under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Lender Debt or obligation of the other Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary

ARTICLE 2
AMOUNTS AND TERMS OF THE LOANS

2.1                               Loans.  (a)  Each Lender agrees to lend to the Borrowers, on the Closing Date, subject to and upon the terms and conditions herein set forth, the amount indicated next to such Lender’s name on Schedule 2.1 hereto in the column titled “Initial Loan Commitment”, as a single loan in the aggregate initial principal amount equal to $30,000,000 (the “Initial Loan”).  Amounts borrowed as the Initial Loan which are repaid or prepaid may not be reborrowed.

(b)                                 Each Lender agrees to lend to the Borrowers, in no more than three (3) installments, on any Business Day during the Delayed Draw Availability Period, subject to and upon the terms and conditions herein set forth, an aggregate amount not to exceed such Lender’s Delayed Draw Commitment (collectively, the “Delayed Draw Loans”); provided, however, the aggregate principal amount of each installment of Delayed Draw Loans borrowed shall be at least $5,000,000 and the aggregate principal amount of the outstanding Delayed Draw Loans shall not exceed $20,000,000.  The Borrowers shall notify the Agent in writing of any request for a Delayed Draw Loan to be made pursuant to this Section 2.1(b) by 11:00 a.m. (New York City time) at least twenty (20) Business Days prior to the date of such borrowing.  Any undrawn Delayed Draw Commitments shall automatically be terminated on the second anniversary of the Closing Date.  Amounts borrowed as Delayed Draw Loans which are repaid or prepaid may not be reborrowed.

(c)                                  The Loans made by each Lender may but need not be evidenced by one or more promissory notes, but in no event will the manner in which the Loans is evidenced limit or otherwise affect the obligation of the Borrowers to repay the Loans or any other Lender Debt, and that obligation, howsoever evidenced, is and will remain a continuing obligation of the Borrowers under this Agreement. The Loans and each payment by the Borrowers thereon will be evidenced by the account or accounts maintained by each Lender pursuant to Section 2.4(e) and the register maintained by the Agent pursuant to Section 2.4(f).  Any Lender may request that the Loans made by it be evidenced by a promissory note.  In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.3) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

2.2                               Interest and Fees.  (a)  The Borrowers shall pay (1) cash interest on the average daily Outstanding Balance of the Loans during the prior month on the first Business Day of each month, and (2) all accrued and unpaid interest on the Outstanding Balance of the Loans on the Maturity Date, in each case, at an interest rate per annum equal to 12.0%.

(b)                                 Notwithstanding anything to the contrary contained herein, at all times during the existence of any Event of Default, without notice to the Borrowers, interest on the Loans shall automatically accrue at a rate per annum equal to 2.0% in excess of the rate then otherwise applicable to such Loans. Interest accrued pursuant to this Section 2.2(b) shall be payable in cash on the earlier of (i) the next date for payment of interest pursuant to Sections 2.2(a) above and (ii) the date on which Agent makes demand therefor.

(c)                                  The Borrowers shall pay the fees set forth in the Agent Fee Letter.

2.3                               Computation of Interest; Payment of Fees.  (a)  Interest on the Loans and fees and other amounts calculated on the basis of a rate per annum shall be computed on the basis of actual days elapsed over a 360 day year.

(b)                                 Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due and payable on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in computing interest on such payment.

(c)                                  All fees owed by the Borrowers under this Agreement are, and will be deemed hereunder for all purposes to be, fully earned and non-refundable on the due date thereof.

2.4                               Procedures for Payment.  (a)  Each payment hereunder and under the other Loan Documents shall be made not later than noon (New York City time) on the day when due in lawful money of the United States of America without counterclaim, defense, offset, claim or recoupment of any kind and free and clear of, and without deduction for, any present or future withholding or other taxes, duties, levies, imposts, deductions, charges or other liabilities of any nature imposed on such payments or prepayments by or on behalf of any Governmental Entity, except for (i) taxes upon or determined by reference to a Lender’s net income, franchise taxes (imposed in lieu of taxes on net income) or branch profits taxes, in each case, imposed by the United States or other jurisdiction in which such Lender is organized or has its principal or registered lending office, (ii)  taxes attributable to the failure by any Lender or Agent to deliver the documentation required to be delivered pursuant to clause (g) of this Section 2.4; (iii) with respect to a Lender, any U.S. federal withholding tax that is in effect and would apply to amounts payable hereunder under the law applicable at such time such Lender becomes a party to this Agreement or such Lender designates a new applicable lending office, except to the extent such Lender (or its assignor, if any) was entitled, at the time of designation of a new applicable lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to this Section 2.4; and (iv) any U.S.  federal withholding taxes imposed as a result of FATCA (except where the applicable Lender has delivered to the Borrowers all required documentation to establish its exemption from FATCA) (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities hereinafter referred to as “Taxes”). If any such Taxes are so levied or imposed on any payment to any Lender, the Borrowers will make additional payments in such amounts as may be necessary so that the net amount received by such Lender, after withholding or deduction for or on account of all Taxes, including deductions applicable to additional sums payable under this Section 2.4, will be equal to the amount provided for herein or in the other Loan Documents. Whenever any Taxes are payable by the Borrowers with respect to any payments hereunder, the Borrowers shall furnish promptly to the Agent information, including certified copies of official receipts (to the extent that the relevant governmental authority delivers such receipts), evidencing payment of any such Taxes so withheld or deducted. If the Borrowers fail to pay any such Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required information evidencing payment of any such Taxes so withheld or deducted, the Borrowers shall indemnify the Agent and each Lender for any incremental Taxes, interest or penalties that may become payable by the Agent or such Lender as a result of any such failure.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, the Borrowers shall pay any present or future stamp or documentary taxes, any intangibles tax or any other sales, excise or property taxes, charges or similar levies now or hereafter assessed that arise from and are attributable to any payment made hereunder or from the execution, delivery or performance of, or otherwise with respect to, this Agreement or any other Loan Documents and any and all recording fees relating to any Loan Documents securing any Lender Debt (“Other Taxes”).

(c)                                  The Borrowers shall indemnify the Agent and each Lender for the full amount of any and all Taxes and Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.4) paid or payable by the Agent or such Lender (whether or not such Taxes or Other Taxes were correctly or legally asserted) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Indemnification payments due to the Agent or any Lender under this Section 2.4 shall be made within 5 (five) days from the date the Agent or such Lender makes written demand therefor.

(d)                                 Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 2.4 shall survive the Full Payment of all Lender Debt hereunder.

(e)                                  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from the Loans, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(f)                                   The register maintained by the Agent with respect to the Loans shall include accounts for each Lender, in which accounts (taken together) shall be recorded (i) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder, and (ii) the amount of any sum received by the Agent from the Borrowers hereunder and each

Lender’s share thereof. The parties hereto acknowledge and agree that the entries made by the Agent as provided in this Section 2.4(f) shall be conclusive and binding for all purposes, absent manifest error.

(g)                                  Any Lender and the Agent, in each case, which is not a “United States person” within the meaning of Section 7701(a)(30) of the IRC, on or before the date it becomes a party to this Agreement and thereafter upon the expiration, invalidity or obsolescence of any previously delivered form, shall, to the extent it is legally entitled to do so, furnish to the Borrowers and the Agent, as applicable, either (i) one accurate and complete originally executed IRS Form W-8BEN and a certificate to the effect that the Lender or the Agent is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, is not a “10-percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the IRC and is not a controlled foreign corporation described in Section 881(c)(3)(C) of the IRC, or (ii) IRS Form W-8BEN, W-8IMY, or W-8ECI.  Any Lender and the Agent, in each case, which is a “United States person” within the meaning of Section 7701(a)(30) of the IRC, on or before the date it becomes a party to this Agreement and thereafter upon the expiration, invalidity or obsolescence of any previously delivered form, shall provide to the Borrowers and the Agent, as applicable, a IRS Form W-9 or other forms or information establishing an exemption from U.S. backup withholding.

(h)                                 Any Lender shall deliver any other applicable U.S. IRS forms to claim exemption or reduction of U.S. federal withholding to the Borrowers and the Agent, to the extent it is legally entitled to do so, and to the extent that, in the judgment of such Lender, such delivery would be materially disadvantageous to such Lender.

(i)                                     If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to the Borrowers and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by the Borrowers or the Agent as may be necessary for the Lender and the Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

2.5                               Indemnities.  (a)  The Borrowers hereby agree to indemnify the Agent and each Lender on demand against any loss or expense which the Agent or such Lender may sustain or incur as a consequence of any of the following any default in payment or prepayment of the principal amount of any Loans or any portion thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by irrevocable notice of payment or prepayment, or otherwise). The Agent or Lender, as applicable, shall provide to the Borrowers a statement, supported when applicable by documentary evidence, explaining the amount of any such loss or expense it incurs, which statement shall be conclusive absent manifest error.

(b)                                 The Borrowers hereby agree to indemnify and hold harmless the Agent, the Lenders, and each of their respective Affiliates, directors, officers, agents, representatives, counsel and employees and each other Person, if any, controlling them or any of their respective Affiliates within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20(a) of the Exchange Act (each, an “Indemnified Party”), from and against any and all losses, claims, damages, costs and expenses (including reasonable and documented fees and disbursements for one counsel to the Agent and for the Lenders, taken as a group (with exceptions for conflicts of interest, one local counsel in each relevant jurisdiction, and one counsel with respect to each regulatory specialty)) and liabilities which may be incurred by or asserted against such Indemnified Party with respect to or arising out of the Loans contemplated hereby, the Loan Documents, the Collateral (including, without limitation, the use thereof by any of such Persons or any other Person, the exercise by any Indemnified Party of rights and remedies or any power of attorney with respect thereto, and any action or inaction of any Indemnified Party under and in accordance with any Loan Documents), the use of proceeds of any financial accommodations provided hereunder, any investigation, litigation or other proceeding (pending or threatened) relating thereto, or the role of any such Person or Persons in connection with the foregoing whether or not they or any other Indemnified Party is named as a party to any legal action or proceeding (“Claims”). The Borrowers will not, however, be responsible to any Indemnified Party hereunder for any Claims to the extent that a court having jurisdiction shall have determined by a final nonappealable judgment that any such Claim shall have arisen out of or resulted solely from (i) actions taken or omitted to be taken by such Indemnified Party by reason of its willful misconduct or gross negligence, or (ii) a successful claim by the Borrowers against such Indemnified Party (“Excluded Claims”).

2.6                               Maximum Interest.  No provision of this Agreement shall require the payment to any Lender or permit the collection by any Lender of interest in excess of the maximum rate of interest from time to time permitted (after taking into account all consideration which constitutes interest) by laws applicable to the Lender Debt and binding on such Lender (such maximum rate being such Lender’s “Maximum Permissible Rate”). If the amount of interest (computed without giving effect to this Section 2.6) payable to any Lender in respect of any interest computation period would exceed the amount of interest computed in respect of such period at such Lender’s Maximum Permissible Rate, the amount of interest payable to such Lender in respect of such period shall be computed at such Lender’s Maximum Permissible Rate and any excess shall be applied to reduce any Lender Debt (other than interest) then owing to such Lender in such order as it shall determine.

2.7                               Incremental Loans.

(a)                                 The Borrowers may at any time or from time to time after the Closing Date, by notice to the Agent (whereupon the Agent shall promptly deliver a copy to each of the Lenders) request one or more additional tranches of term loans (the “New Loans”), which may be of the same class as any existing class of Loans or a separate class of Loans (the “New Commitments”) for the purpose of funding Preferred Stock Redemptions; provided that both immediately before and immediately after the effectiveness of any Incremental Amendment referred to below, the conditions set forth in Section 4.2(a)-(d) shall be satisfied.  The terms and provisions of New Commitments (and the Loans in respect of the foregoing) shall be as agreed between the Borrowers, the lenders providing such New Commitments and the Required Lenders; provided, that, unless otherwise agreed by the Required Lenders: (a) such New Commitments shall (x) rank pari passu in right of payment and of security with the Initial Term Loan made on the Closing Date and (y) may not be (I) secured by any assets other than Collateral or (II) guaranteed by any Person other than a Guarantor, (b) New Loans shall not mature earlier than the Maturity Date, (c) New Loans shall not have any scheduled amortization, (d) the New Loans may not participate in optional prepayments and mandatory prepayments on a greater than pro rata basis than the Loans, (e) the proceeds shall be used to fund Preferred Stock Redemptions and (f) the material terms of any such New Commitments, taken as a whole, shall be no more favorable to the new Lenders than those applicable to the Loans. The Borrowers shall offer each of Lender the opportunity to provide New Commitments on a pro rata basis (based on such Lender’s Pro Rata Share of the Loans), but no Lender shall be obligated to provide any New Commitments unless it so agrees.

(b)                                 Each notice from the Borrowers pursuant to this Section shall set forth the requested amount and proposed terms of the relevant New Loans and the date on which the Borrower proposes that the same shall be effective.  New Loans may be made by any existing Lender (but no existing Lender shall have any obligation to make a portion of any New Loan) or by any new lender approved by the Required Lenders (each such lender, an “Additional Lender”).  New Commitments shall become effective under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, each existing Lender agreeing to provide such New Commitment, if any, each Additional Lender agreeing to provide such New Commitment, if any, and the Agent.  The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agent and the Borrowers, to effect the provisions of this Section 2.8.  The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof of each of the conditions as the Borrowers and the Lenders providing such Commitment shall agree, including, to the extent requested by the Agent, receipt by the Agent of (a) (i) customary officer’s certificates and board resolutions and (ii) customary opinions of counsel to the Loan Parties, in each case, consistent with those delivered on the Closing Date and (b) supplemental or reaffirmation agreements and/or such amendments to the Security Documents as may be requested by the Agent in order to ensure that any New Commitment are provided with the benefit of the applicable Loan Documents.

2.8                               Protective Advances.  (a)  Subject to the limitations set forth below, (i) the Agent is authorized by the Borrowers and the Lenders, from time to time in the Agent’s sole discretion (but the Agent shall have absolutely no obligation) to make extensions of credit in the manner set forth in Section 2.8(b) to the Borrowers for the purposes set forth below (any of such loans are herein referred to as “Agent Advances”) and (ii) the Required Lenders are authorized by the Borrowers, from time to time in the Required Lender’s sole discretion (but the Required Lenders shall have absolutely no obligation) to approve extensions of credit in the manner set forth in Section 2.8(c) (any of such loans are herein referred to as “Lender Advances” and together with the Agent Advances, the “Protective Advances”).  A Protective Advance shall be made if the Agent or the Lenders (as applicable), each in their sole and absolute discretion, deem such Protective Advance necessary or desirable to make pay or prepay the Vendor Obligations in the event that any of the obligations thereunder have been accelerated or any other event has occurred or condition exists, the effect of which is permit the acceleration any of the Vendor Obligations.  Protective Advances may be made even if the conditions precedent set forth in Section 4.2 have not been satisfied.  The Protective Advances shall be secured by the Liens in favor of the Agent in and to the Collateral and shall constitute Lender Debt hereunder.  Subject to Section 2.6, all Protective Advances shall bear interest at the 12% plus the default rate set forth in Section 2.2(b), on the basis of a 360-day year and actual days elapsed.  Interest on each Protective Advance shall be due and payable in arrears on the first Business Day of each calendar month, commencing on the calendar month such Protective Advance is made.  If not sooner paid, the Protective Advances shall be paid in full, together with accrued interest thereon, on the Maturity Date.  Each Protective Advance shall constitute “Loans” and shall be subject to the prepayment provisions set forth in Sections 3.2, 3.3 and 3.4 in the same manner as the other Loans made hereunder (including the limitation on prepayments and the Applicable Premium requirements set forth therein).  Unless expressly provided for in this Section 2.8 or elsewhere in this Agreement, Protective Advances shall constitute “Loans” in the same manner as the other Loans made under this Agreement for the purposes of each right, remedy, acknowledgement and obligation of the Lenders and Agent (and each obligation and acknowledgement of the Borrowers) provided for under this Agreement and the Loan Documents and for the purposes of the Intercreditor Agreement.  The Borrowers hereby irrevocably authorize the Agent to disburse the proceeds of any Protective Advance to the payment or prepayment of the Vendor Obligations.

(a)                                 Agent Advances.  The Agent shall deliver notice to each Lender and the Borrowers on the date of any Agent Advance. Such notice shall include the amount and funding date for such Agent Advance.  The amount of such Agent Advance shall be at the sole discretion of the Agent.  The Agent Advances shall be funded solely by the Agent (and its Affiliates) and the Lenders shall not be required to participate in, or provide commitments to fund, any Agent Advance.

(b)                                 Lender Advances.  The Required Lenders shall notify the Agent of the proposed Lender Advance, including the date on which such Lender Advance is to be made and the principal amount thereof.  Upon receipt of the notice, the Agent shall promptly deliver a copy of the notice to the other Lenders and the Borrowers.  Each Lender shall have the opportunity to provide the Lender Advance on a pro rata basis (based on such Lender’s Pro Rata Share of the Loans), but no Lender shall be obligated to provide any part of the Lender Advance unless it so agrees.

ARTICLE 3
PAYMENTS AND PREPAYMENTS ON THE LOAN

3.1                               Repayment at Maturity.  To the extent not previously paid in accordance with this Article 3, the Loans shall be due and payable in full on the Maturity Date.

3.2                               Prepayment Upon an Event of Loss.  (a)  Subject to the other terms of this Section 3.2, if any equipment, inventory, real property or other assets included in the Collateral is subject to an Event of Loss, then the Loans shall be repaid, together with the Applicable Premium if the Event of Loss occurs on or prior to the third anniversary, (i) with the insurance proceeds received with respect thereto (to the extent such proceeds are received by the Borrowers, the Borrowers shall immediately, and in any event, within 2 days of receipt, turn such proceeds over to the Agent on behalf of the Lenders), and (ii) from any award paid by the seizing Governmental Entity (to the extent such award is received by the Borrowers, the Borrowers shall immediately, and in any event, within 2 days of receipt, turn such award over to the Agent on behalf of Lenders).

(b)                                 The Borrowers may utilize any such insurance proceeds in an aggregate amount not to exceed $2,000,000 to replace the assets subject to an Event of Loss with substantially similar assets, subject also to satisfaction of the following conditions: (i) that no Event of Default is continuing; (ii) that within 15 days of receipt of proceeds in respect of that Event of Loss, the Borrowers provide the Agent with notice that the Borrowers intend to replace the assets subject to that Event of Loss with qualified replacement assets; (iii) that those replacement assets are subject to the Lien of the Agent on behalf of the Lenders with the same priority as the assets subject to the Event of Loss; and (iv) that those replacement assets are delivered and in full working order at the Borrower’s premises within 120 days of the date of receipt of proceeds in respect of that Event of Loss.

3.3                               Mandatory Prepayments.  Within five (5) Business Days of receipt of Net Proceeds by the Parent Borrower or any of its Subsidiaries from any Asset Sale, Issuance or Extraordinary Receipt, the Parent Borrower shall make a prepayment in respect of the Loans in amount equal to 100% of the Net Proceeds of such Asset Sale, Issuance or Extraordinary Receipt, together with the Applicable Premium if such Net Proceeds were received by the Parent Borrower or any of its Subsidiaries on or prior to the third anniversary of the Closing Date, such prepayment to be applied in the manner set forth in Section 3.5.

The Borrowers shall notify the Agent in writing of any mandatory prepayment required to be made pursuant to this Section 3.3 at least three (3) Business Days prior to the date of such prepayment. Each Lender may reject all or a portion of its Pro Rata Share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) required to be made pursuant to Section 3.2 or 3.3 by providing written notice (each, a “Rejection Notice”) to the Agent and the Borrowers no later than 5:00 p.m. (New York time) one Business Day after the date of such Lender’s receipt of notice from the Agent regarding such prepayment.  Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment to be rejected by such Lender.  If a Lender fails to deliver a Rejection Notice to the Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment.  Any Declined Proceeds shall be offered to the Lenders not so declining such prepayment in accordance with such Lender’s Pro Rata Share (with such non-declining Lenders having the right to decline any prepayment with Declined Proceeds at the time and in the manner specified by the Agent).  To the extent such non-declining Lenders elect to decline their Pro Rata Share of such Declined Proceeds, any Declined Proceeds remaining thereafter shall be retained by the Borrowers.

3.4                               Voluntary Prepayments.

(a)                                 The Borrowers may not voluntarily prepay the outstanding principal amount of the Loans at any time on or prior to the first anniversary of the Closing Date, except pursuant to the following sentence.  At any time on or prior to the first anniversary of the Closing Date, the Borrowers may prepay the outstanding principal amount of the Loans, in whole but not in part, upon at least 5 Business Days’ prior written notice to the Agent; provided that, at the time of such repayment, (i) the Borrowers shall pay to the Agent, on behalf of the Lenders, (a) the entire principal amount of the Loans then outstanding, (b) any accrued but unpaid interest to the date of repayment, (c) fees and expenses required to be paid under the Loan Documents and any other Lender Debt then owed to the Agent or any Lender, and (d) the Applicable Premium and (ii) the Delayed Draw Commitments shall be terminated.

(b)                                 At any time after the first anniversary of the Closing Date, the Borrowers may prepay the outstanding principal amount of the Loans, in whole or in part, upon at least 5 Business Days’ prior written notice to the Agent; provided that, at the time of such repayment, the Borrowers shall pay to the Agent, on behalf of the Lenders, (a) the principal amount of the Loans then outstanding, (b) any accrued but unpaid interest to the date of repayment, (c) fees and expenses required to be paid under the Loan Documents and any other Lender Debt then owed to the Agent or any Lender, and (d) with respect to any prepayment on or prior to the third anniversary of the Closing Date, the Applicable Premium.

3.5                               Application of Payments and Collections.  All mandatory and voluntary prepayments of the Loans under this Article 3 shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff, and shall be accompanied by all accrued and unpaid interest on the portion of the Loans being prepaid to the date of prepayment, all costs associated with such prepayment, and, for prepayments at any time on or prior to the third anniversary of the Closing Date, the Applicable Premium.

ARTICLE 4
CONDITIONS PRECEDENT

4.1                               Conditions Precedent to Closing.  The obligation of each Lender to make the Initial Loan on the Closing Date is subject to satisfaction of the following conditions precedent:

(a)                                 that the Agent has received (i) an executed counterpart signature of this Agreement signed by the Borrowers, and (ii) executed originals or copies (which may include facsimile or PDF copies) of the Guarantee and Collateral Agreement, the Agent Fee Letter and any promissory notes requested by a Lender pursuant to Section 2.1(c) ;

(b)                                 that the Agent has received executed copies of: (i) the Intercreditor Agreement, (ii) an amendment to that certain Loan and Security Agreement, dated as of April 29, 2015, among Tabula Rasa HealthCare, Inc., CareKinesis, Inc., CareVentions, Inc., Capstone Performance Systems, LLC, J. A. Robertson, Inc., Medliance LLC and Western Alliance Bank in form and substance satisfactory to the Agent; and (iii) payoff letters or other documentation satisfactory to the Agent evidencing the repayment of the Existing Debt.

(c)                                  that the Agent shall have received, on behalf of itself and the Lenders, a written opinion of counsel to each Loan Party, dated as of the Closing Date, in form and substance reasonably acceptable to the Agent;

(d)                                 that the Agent shall have received (i) a copy of the certificate or articles of incorporation, certification of formation or other constitutive document, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State (or, in each case, a comparable governmental official, if available); (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (1) that attached thereto is a true and complete copy of the by-laws, or operating, management or partnership agreement of such Loan Party as in effect on the Closing Date, (2) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors, board of managers, members of other governing body of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (3) that the certificate or articles of incorporation of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate from the applicable Secretary of State furnished pursuant to clause (i) above, and (4) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and (iii) a certificate of the Secretary or Assistant Secretary of the Parent Borrower dated the Closing Date and certifying that attached thereto are true and complete copies of (1) all of the documents and agreements governing the Revolving Debt as of the Closing Date and (2) of all of the documents and agreements governing the Vendor Obligations as of the Closing Date;

(e)                                  that the Agent has received (i) payment of the fees due and payable to the Agent under the Agent Fee Letter and (ii) payment of closing costs and expenses, including attorneys’ fees;

(f)                                   that each document (including any UCC financing statements) required by the Security Documents or reasonably requested by the Agent to be filed, registered or recorded in order to create in favor of the Agent, a perfected Lien on the Collateral described therein, prior and superior in right to any other person (other than Permitted Liens), shall have been filed, registered or recorded or delivered to the Agent in proper form for filing, registration or recordation;

(g)                                  that the Agent shall have received the results of a recent lien search made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such persons, in each case as indicated on such Perfection Certificate together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence reasonably satisfactory to the Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under this Agreement or have been or will be contemporaneously released or terminated;

(h)                                 that the Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 6.11 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Agent as additional insured, in form and substance reasonably satisfactory to the Agent;

(i)                                     that the Agent shall have received a certificate from the chief financial officer of the Parent Borrower, in the form of Exhibit II certifying that: (a) the Parent Borrower and its Subsidiaries, on a consolidated basis after giving effect to the making of the Initial Loan to occur on the Closing Date, are solvent and (b) EBITDA of the Parent Borrower and its Subsidiaries as of the Test Period ending March 31, 2016, calculated on a pro forma basis, is at least $9,000,000;

(j)                                    that the Agent has received projected consolidated balance sheets, income statements and cash flow statements of the Parent Borrower and its Subsidiaries on a quarterly basis for the period from the Closing Date through the month following the first anniversary of the Closing Date and on a quarterly basis for the following two years;

(k)                                 that (i) no material litigation or investigation has been initiated or is ongoing involving any Loan Party or any of its Subsidiaries or shareholders, whether relating to this Agreement or the transactions contemplated hereby or otherwise, and (ii) no judgment, order, injunction, or other similar restraint prohibiting any of the transactions contemplated hereby has been issued or is in effect;

(l)                                     that each Loan Party is in material compliance with all applicable laws and regulations, and has obtained all material licenses, consents and approvals necessary to operate its respective business and shall have obtained all material and appropriate approvals pertaining to all applicable governmental, ERISA, retiree health benefits, workers’ compensation, and other requirements, regulations, and laws, including without limitation Environmental Laws;

(m)                             that the representations and warranties contained in each Loan Document are true and correct in all respects;

(n)                                 that no event has occurred and is continuing that constitutes a Default or an Event of Default;

(o)                                 that the Agent shall have received a certificate, dated the Closing Date and signed by the chief financial officer of the Parent Borrower, confirming compliance with the conditions precedent set forth in clauses (j) through (n) of this Section 4.1;

(p)                                 that no material adverse change in the loan market and financial markets in general has occurred since June 10, 2016;

(q)                                 that the Lenders have completed the applicable business, legal and regulatory due diligence related to the Loan Parties with results satisfactory to the Lenders;

(r)                                    that the Lenders shall have received a quality of earnings report by a national accounting firm with results satisfactory to the Lenders;

(s)                                   that the Lenders shall have received background checks on certain personnel of the Loan Parties pursuant to internal policies of the Lenders with results satisfactory to the Lenders; and

(t)                                    that the Agent shall have received executed copies of employment and non-compete agreements for Calvin Knowlton and Orsula Knowlton in form and substance satisfactory to the Agent.

4.2                               Conditions Precedent to Delayed Draw Loans. The obligation of each Lender to make a Delayed Draw Loan is subject to satisfaction of the following conditions precedent:

(a)                                 The representations and warranties of the Borrowers contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such

Delayed Draw Loan; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b)                                 No Default shall exist, or would result from such proposed Delayed Draw Loan or from the application of the proceeds therefrom.

(c)                                  The Total Leverage Ratio calculated on a Pro Forma Basis after giving effect to the incurrence of the Delayed Draw Loans shall not exceed 4.00 to 1.00.

(d)                                 The Borrowers shall be in compliance with the financial covenants contained in Article 8 calculated on a Pro Forma Basis.

(e)                                  The proceeds of the Delayed Draw Loan will be used to (a) repurchase outstanding warrants issued by the Parent Borrower, (b) fund Permitted Acquisitions and/or (c) pay fees and expenses in connection with the foregoing and with borrowing the Delayed Draw Loans.

(f)                                   The Agent shall have received a Request for Delayed Draw Loans in the form of Exhibit III.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

The Borrowers hereby make the following representations and warranties to the Agent and each Lender:

5.1                               Organization; Good Standing and Qualification.  Each Loan Party (a) is duly formed and organized, validly existing and in good standing under the laws of the state of its organization (as indicated in Section 2 of the Perfection Certificate) and (b) except where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect, is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified.

5.2                               Authority; No Conflict.  The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and any other documents to be delivered by it thereunder (a) are within its corporate powers; (b) have been duly authorized by all necessary corporate, limited liability company or partnership action, as applicable; (c) do not contravene (i) its organizational documents, (ii) any law, rule, or regulation applicable to it (including, without limitation, laws, rules and regulations relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, licensing, and privacy), (iii) any contractual restriction binding on or affecting it or its Property, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its Property; (d) do not result in or require the creation of any Lien upon or with respect to any of its Properties, other than the security interests created by the Security Documents; and (e) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or non-renewal of any permit, license, authorization or approval applicable to its operations or any of its Properties.

5.3                               Compliance with Certain Material Agreements.  No Loan Party is in violation of any material term of any material agreement or instrument binding on or otherwise affecting it or any of its Properties.  Schedule 5.3 sets forth a list of all material transactions as of the Closing Date between any Borrower and an Affiliate thereof (other than another Loan Party).

5.4                               Burdensome Agreements.  No Loan Party (a) is a party or subject to any contract, agreement, or restriction under its organizational documents that could reasonably be expected to have a Material Adverse Effect or (b) is a party or subject to any contract or agreement (other than this Agreement and the other Loan Documents) that conditions or restricts the right of that Loan Party to incur or repay Debt, to grant Liens on any assets, to declare or make Distributions, or to modify, extend, or renew any agreement evidencing any Debt.

5.5                               Certain Fees.  No investment banking, brokerage, finders’ or similar fees are payable to any Person in connection with the execution, delivery and performance of the Loan Documents (other than to the Agent under the Loan Documents in connection with the execution, delivery and performance of this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby).

5.6                               Valid and Binding Obligation; Enforceability.  Each of the Loan Documents to which any Loan Party is a party constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, fraudulent conveyance or other laws relating to the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is sought at equity or law).

5.7                               Permits, Licenses, and Other Approvals.  Each Loan Party has all power and authority, and has all material permits, licenses, accreditations, certifications, authorizations, approvals, consents and agreements of all Governmental Entities and other Persons necessary or required for it (a) to own the assets that it now owns, (b) to carry on its business as now conducted, and (c) to execute, deliver and perform the Loan Documents to which it is a party.

5.8                               Compliance with Health Care Laws.  Each of the Loan Parties is, and at all times during the three (3) calendar years immediately preceding the Closing Date has been, in material compliance with all Health Care Laws.  To the knowledge of the Borrowers, no circumstances exist which could reasonably be expected to result in a violation of any Health Care Law.  Each of the Loan Parties holds all material Permits for it to own, lease, sublease or operate its assets, or to conduct its business or operations as presently conducted, and holds all Third Party Payor Authorizations necessary to participate in and be reimbursed by all Third Party Payor Programs in which such Loan Party participates.  All such Permits and Third Party Payor Authorizations are in full force and effect and there is no default under, violation of, or other noncompliance with the terms and conditions of any such Permits or any such Third Party Payor Authorizations.  Without limiting the generality of any other representation or warranty made herein, (i) each of the pharmacists, pharmacy technicians, physicians, nurses or other licensed personnel, whether employees, independent contractors or leased personnel of each of the Loan Parties (“Licensed Personnel”) holds a valid and unrestricted license to practice his or her profession from each state where he or she is required to be so licensed, and, when required, holds a valid and unrestricted Drug Enforcement Administration registration and applicable state license to prescribe controlled substances, (ii) all Licensed Personnel, in the exercise of their respective duties on behalf of each of the Loan Parties, are in material compliance with all applicable Health Care Laws, and (iii) all agreements between each of the Loan Parties and a hospital or other health care facility and all agreements between each of the Loan Parties and Licensed Personnel are in compliance in all material respects with all applicable Health Care Laws.  No Loan Party is subject to any pending, or, to the knowledge of the Borrowers, threatened, investigation, hearing, litigation, suit, proceeding, audit, arbitration, claim review, or other action or communication from any Governmental Entity or Third Party Payor Program of any potential or actual material non-compliance by, or liability of, the Loan Parties under any Health Care Laws, any Permit or any Third Party Payor Authorization.  The Parent Borrower has adopted a compliance plan the purpose of which is to assure that each of the Loan Parties and Licensed Personnel are in material compliance with applicable Health Care Laws.  None of the Loan Parties, any of their respective owners, officers, directors, employees or independent contractors is debarred, suspended or excluded from participation in any federal health care program, any Third Party Payor Program, or any government procurement or non-procurement program.  None of the Loan Parties is a party to, or bound by, any corporate integrity agreement, monitoring agreements, consent decrees, deferred prosecution agreement, settlement agreement, or similar formal or informal agreements with any Governmental Entity concerning compliance with Health Care Laws.

5.9                               Subsidiaries; Capitalization.  Schedule 5 to the Perfection Certificate sets forth the full and complete organizational structure of the Loan Parties, including the names of all equityholders, the nature and terms of each Equity Interest, and the capital account or number of shares of each equityholder as of the Closing Date. All of the issued and outstanding Equity Interests in each Loan Party have been validly issued and are fully paid and nonassessable, and, except as indicated on Schedule 5 to the Perfection Certificate, the holders thereof are not entitled to any preemptive, first refusal or other similar rights.  Except as indicated on Schedule 5 to the Perfection Certificate, as of the Closing Date, all such Equity Interests are owned by the holder thereof free and clear of all Liens other than Permitted Liens.  Except as set forth on Schedule 5 to the Perfection Certificate, there are no outstanding Debt or equity securities of any Loan Party and no outstanding obligations of any Loan Party convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from any Loan Party, or other obligations of any Loan Party to issue, directly or indirectly, any Equity Interests. As of the Closing Date, no Loan Party has any Subsidiaries, other than as listed on Schedule 5 to the Perfection Certificate.

5.10                        Real Property.  Section 2 of the Perfection Certificate contains a correct and complete list (indicating the location of such real property by street address and state) of all real property owned or leased by each Loan Party.  Each Loan Party has good and marketable title to, or valid leasehold interests in, all its material properties and assets, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes.  All such material properties and assets are free and clear of Liens, other than Permitted Liens. Except as could not reasonably be expected to result in a Material Adverse Effect, none of the Loan Parties has defaulted under any lease to which it is a party and all such leases are in full force and effect.  Each Loan Party enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession could not reasonably be expected to result in a Material Adverse Effect.

5.11                        Privacy and Data Security.  Each Loan Party’s use, collection, disclosure, access, maintenance, transmission, protection and dissemination of any personally-identifiable information concerning individuals is and for the past three (3) calendar years has been in material compliance with all laws.  Each of the Loan Parties maintain and have maintained for the past three (3) calendar years policies and procedures regarding data security, privacy, and the use of data and maintain administrative, technical, and physical safeguards that are commercially reasonable and, in any event, in compliance in all material respects with all applicable laws and all contractual obligations.  No Loan Party is now, and has not in the prior three (3) calendar years been, in breach of any Business Associate Agreement as defined under HIPAA.  No Loan Party has received any written claim or notice from any Governmental Entity, alleging or referencing the investigation of any breach, violation of its Information Systems as defined under HIPAA or the improper use, disclosure or access to any personally identifiable information in its possession, custody or control.

5.12                        Financial Statements and Other Information.  All of the financial statements of the Parent Borrower and its Subsidiaries which have been furnished to the Agent, fairly present the consolidated financial condition of the Parent Borrower and its Subsidiaries as of the dates referred to therein and the results of the operations of the Parent Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP (subject to normal year-end adjustments, as applicable), and since December 31, 2015, there has been no change which has had or resulted in, or is reasonably likely to have or result in, a Material Adverse Effect. All information provided in the application for the financing effectuated by this Agreement, and each other document and report provided by or on behalf of any Loan Party to the Lender Group, when taken as a whole, is or shall be true and accurate in all material respects as of the date so furnished; provided that, with respect to projected financial information of the Loan Parties, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. Each Loan Party has disclosed to the Agent all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to have or result in a Material Adverse Effect, and there exists no contingent liability or other fact or circumstance that could reasonably be expected to have or result in a Material Adverse Effect.

5.13                        Litigation.  There is no pending or, to its knowledge, threatened action or proceeding or investigation, injunction, writ or order affecting any Loan Party before or by any court, Governmental Entity or arbitrator which could reasonably be expected to having or result in a Material Adverse Effect or which purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document, and none of the Loan Parties are currently the subject of, nor does any of such Persons have any present intention of commencing or filing, an insolvency proceeding or petition in bankruptcy.

5.14                        Locations.  Each Loan Parties’ exact name, principal place of business and chief executive office, and the office where it keeps its data, books, and records concerning the Collateral are located at the addresses referred to in Section 2 of the Perfection Certificate. Except as disclosed in Section 2 of the Perfection Certificate, no Loan Party has changed its principal place of business or chief executive office in the last five years. Except as disclosed in Section 1 of the Perfection Certificate, no Loan Party has used and does not now use any fictitious or trade name during the five years immediately prior to the date of this Agreement and has not changed its name in the last 24 months.

5.15                        Taxes.  The Loan Parties have filed on a timely basis all material tax returns (federal, state, and local) required to be filed and has paid, or made adequate provision for payment of, all taxes, assessments and other governmental charges due from it. No tax Lien has been filed and is now effective against it or any of its respective Properties except any Lien in respect of taxes and other charges not yet due or contested in good faith by appropriate proceedings. To its best knowledge, and except as disclosed on Schedule 5.15 hereto, there is no pending investigation by any taxing authority or any pending but unassessed tax liability relating to it.

5.16                        Solvency.  Both before and after giving effect to the transactions contemplated by this Agreement, each Loan Party (a) was and is solvent; (b) had not and has not incurred debts or liabilities beyond its ability to pay; and (c) had and will have an adequate amount of capital to conduct its business in the foreseeable future.  The transactions contemplated hereunder and under the other Loan Documents, including the granting of Liens on the Collateral, are made by each Loan Party in good faith and without intent to hinder, delay or defraud any of its present or future creditors.

5.17                        ERISA Matters.  (a)  Each Employee Benefit Plan has complied with and been administered in accordance with its terms and is in compliance in all material respects with all applicable laws including ERISA and the IRC. No Loan Party nor any of its ERISA Affiliates has any obligation to contribute to any Multiemployer Plan or any liability, whether absolute or contingent, with respect to any Multiemployer Plan; and no Loan Party nor any ERISA Affiliate has any material unpaid liability for any Employee Benefit Plan. Schedule 5.17 identifies as of the date hereof all Plans and all Employee Benefit Plans and all material consulting agreements, executive employment agreements, executive compensation plans, deferred compensation agreements, employee stock purchase and stock option plans and severance plans of each Loan Party, in each case, except as could not reasonably be expected to result in liability in excess of $50,000.

(b)                                 Each Plan that is intended to be a qualified plan under Section 401(a) of the IRC has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the IRC and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the IRC, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of the Borrowers, and each ERISA Affiliate nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(c)                                  Except as could not reasonably be expected to result in liability in excess of $50,000, (i) no ERISA Event has occurred, and none of the Borrowers and the ERISA Affiliates is aware of any fact, event, or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Plan, (ii) each Borrower and each ERISA Affiliate have met all applicable requirements under the Pension Funding Rules with respect to each Plan, and no waiver under the Pension Funding Rules has been applied for or obtained, (iii)  neither the Borrowers nor any of the ERISA Affiliates has incurred any liability to the PBGC other than for the payment of premiums, and there are no premiums that have become due that are unpaid; and (iv) neither the Borrowers nor any of the ERISA Affiliates has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA. No Plan has been terminated by the administrator thereof or by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan.  As of the most recent valuation date for each Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the IRC) is 60% or higher, and none of the Borrowers and the ERISA Affiliates knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage of any such Plan to drop below 60% as of the most recent valuation date.

(d)                                 There are no pending actions, claims or lawsuits that have been asserted or instituted against any of the Employee Benefit Plans, the assets of any of the trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any such plan (other than routine benefit claims), and, to the knowledge of each Loan Party and all ERISA Affiliates, there are no facts which could form the basis for any such action, claim or lawsuit. There are no investigations or audits by any Governmental Entity of any of the Employee Benefit Plans, any trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any such plan that have been instituted or threatened, and, to the knowledge of each Loan Party and all ERISA Affiliates, there are no facts that could form the basis for any such investigation or audit.

(e)                                  None of the Borrowers and the ERISA Affiliates maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Plan, other than those listed on Schedule 5.17.

5.18                        Intellectual Property; Licenses, Etc.  Each Loan Party owns, licenses or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of its respective business, as currently conducted, and such IP Rights do not conflict with the rights of any other person, except to the extent such failure to own, license or possess or such conflicts, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  Set forth on Schedule 5.18 is a complete and accurate list of all material registered, or applications to register, IP Rights in the United States Patent and Trademark Office or the United States Copyright Office owned or exclusively licensed by each Loan Party as of the Closing Date.  The conduct of the business of the Loan

Parties as currently conducted or as contemplated to be conducted does not infringe upon or violate any rights held by any other person, except for such infringements and violations which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No claim or litigation regarding any of the foregoing is pending or, to the knowledge of any of the Loan Parties, threatened in writing, which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

5.19                        Sanctioned Persons.  None of the Loan Parties nor, to the knowledge of the Borrowers, any Affiliate of any of the foregoing is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or sanctions under other similar applicable laws of other jurisdictions in which it conducts business with the result that any Lender would be in violation of applicable law; and the Borrowers do not intend to directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any person, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC or sanctions under other similar applicable laws of other jurisdictions in which it conducts business with the result that any Lender would be in violation of applicable law.

5.20                        Insurance.  Schedule 5.20 sets forth an accurate list of all material policies of insurance (by policy number, insurer, policy holder, policy period, type, and amount of coverage) held by or for the benefit of the Loan Parties as of the Closing Date with respect to their businesses, assets and properties.

5.21                        Regulation U; Investment Company Act.

(a)                                 Neither (i) the making of the Loans available to the Borrowers, or (ii) the use of the proceeds of the Loan results in the Borrowers purchasing or carrying any margin stock (within the meaning of Regulation U of the Board of Governors of Federal Reserve System) or extending any credit to others for the purpose of purchasing or carrying any margin stock.

(b)                                 No Borrower is an “investment company” under the Investment Company Act of 1940, as amended.

ARTICLE 6
AFFIRMATIVE COVENANTS

Each Borrower agrees to perform and cause each of the other Loan Parties to perform all covenants in this Article 6.

6.1                               Compliance with Laws, Business and Properties.  The Borrowers and each of their respective Subsidiaries shall comply in all respects with all applicable laws, rules, regulations and orders (including Health Care Laws), whether now in effect or hereafter enacted, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. The Borrowers shall obtain, maintain and preserve, and cause each of their respective Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, patents, copyrights, trademarks, trade names, approvals, entitlements and accreditations which, in the reasonable judgment of the Borrowers, are necessary or useful in the proper conduct of its business.  The Borrowers and each of their respective Subsidiaries shall maintain and operate the conduct of their business in substantially the manner in which it is presently conducted and operated.  The Borrowers and each of their respective Subsidiaries shall at times maintain and preserve all tangible property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

6.2                               Offices, Records and Books of Account, Names.  Each Loan Party shall keep its principal place of business and chief executive office and the offices where it keeps its records concerning the Collateral at its address set forth in Section 2 of the Perfection Certificate or, upon 15 days’ prior notice to the Agent, at any other locations in jurisdictions where all actions reasonably requested by the Agent or otherwise necessary to protect, maintain and perfect the Agent’s Lien on the Collateral have been taken and completed. Each Loan Party shall maintain proper books and accounts in which full, true and correct entries in conformity with GAAP are made of all dealings and transactions in relation to its business and activities and shall not make any notation on its books and records, including any computer files, that is inconsistent with the assignment of the Collateral to the Agent as collateral security.  Each Loan Party shall keep its exact legal name as set forth in Section 1 of the Perfection Certificate and will not change its name, jurisdiction or organization or formation, identity or corporate structure or Federal Taxpayer Identification Number without providing 15 days’ prior notice to the Agent and taking and completing all actions reasonably requested by the Agent or otherwise necessary to protect, maintain and perfect the Agent’s Lien on the Collateral.

6.3                               Intentionally Omitted.

6.4                               Audits.  Each Loan Party shall, at any time and from time to time during regular business hours as requested by the Agent, permit the Agent (who may be accompanied by any members of the Lender Group) or its representatives, upon reasonable prior written notice or during the continuance of any Event of Default, without notice and on a confidential basis, to do any of the following: (1) examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in such Loan Party’s possession or under its control relating to the Collateral and the financial condition and operations of the Loan Parties; (2) visit such Loan Party’s offices and properties for the purpose of discussing financial condition, performance and operations of the Loan Parties, and examining and auditing such materials described in clause (1) above; and (3) discuss accounting, operational, performance, financial and general business matters relating to the Loan Parties, matters relating to the Collateral, or matters relating to such Loan Party’s performance under the Loan Documents with any of such Loan Party’s officers or employees having knowledge of such matters.

6.5                               Reporting Requirements.  The Borrowers shall provide and shall cause each Loan Party to provide to the Agent the following:

(a)                                 as soon as available and in any event within 120 days after the end of each fiscal year of the Borrowers, the following:

(i)                                     a copy of the audited consolidated balance sheet and related statements of operations, redeemable convertible preferred stock and stockholder’s equity (or deficit) and cash flows showing the financial condition of the Parent Borrower and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrowers and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, and a copy of any management letter or written report submitted to the Borrowers by independent certified public accountants with respect to the business, condition (financial or otherwise), operations, prospects, or Properties of the Parent Borrower and its consolidated Subsidiaries, together with a customary “management discussion and analysis of financial and result of operations”;

(ii)                                  a Compliance Certificate; and

(iii)                               a list of all material transactions for the prior fiscal year between any Borrower and an Affiliate thereof (other than another Loan Party).

(b)                                 as soon as available and in any event no later than 30 days after the end of each quarter, the following:

(i)                                     a copy of the consolidated and consolidating balance sheet and related statements of income and cash flows showing the financial condition of the Parent Borrower and its consolidated Subsidiaries as of the close of such quarter and the results of its operations and the operations of the Parent Borrower and its Subsidiaries during such month and the then elapsed portion of the fiscal year, together with comparative figures for the same periods in the immediately preceding fiscal year, certified by the chief financial officer of the Parent Borrower; and

(ii)                                  a Compliance Certificate

(c)                                  as soon as available and in any event no later than 30 days after the end of each month, the following:

(i)                                     a copy of the consolidated and consolidating balance sheet and related statements of income and cash flows showing the financial condition of the Parent Borrower and its consolidated Subsidiaries as of the close of such month and the results of its operations and the operations of the Parent Borrower and its Subsidiaries during such month and the then elapsed portion of the fiscal year, together with comparative figures for the same periods in the immediately preceding fiscal year, certified by the chief financial officer of the Parent Borrower; and

(ii)                                  a copy of the bank account statements demonstrating compliance with Section 8.5.

(d)                                 as soon as available, but in any event no later than the earlier to occur of 30 days following the beginning of each fiscal year of the Borrowers or the date of approval by such Borrowers’ boards of directors (or equivalent governing bodies), a consolidated and consolidating operating plan (together with a complete statement of the assumptions on which such plan is based) of the Parent Borrower and its Subsidiaries approved by the applicable Boards of Directors (or equivalent governing bodies) which shall include budgeted monthly balance sheets and relates statements of income, stockholders’ equity and cash flow projections for the prospective year in a form reasonable acceptable to the Agent; and promptly when available, any significant revisions to such operating plan;

(e)                                  the Borrowers shall promptly (and in no event later than one Business Day following its obtaining actual knowledge thereof) notify the Agent of the following: (A) any breach by the Borrowers or any of their respective Subsidiaries of any covenants or representations and warranties hereunder or under any other Loan Document; and (B) the occurrence of any Default or any Event of

Default, such notice to be accompanied by a statement of the chief financial officer of a Borrower setting forth details of such Default or Event of Default, and the action that the applicable Loan Party has taken or proposes to take with respect thereto;

(f)                                   (A) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred or that a request for a minimum funding waiver under Section 412 of the IRC has been filed with respect to any Plan or Multiemployer Plan, a written statement of an Authorized Officer of the applicable Loan Party describing such ERISA Event or waiver request and the action, if any, the applicable Loan Party , its Subsidiaries, and its ERISA Affiliates propose to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto and (B) simultaneously with the date that any Loan Party or any ERISA Affiliate files a notice of intent to terminate any Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, copies of each such notice.

(g)                                  immediately (and in no event later than one Business Day after actual knowledge or notice thereof is obtained or received), notice in reasonable detail, of the following: (A) any Lien asserted or claim made against any other Collateral other than a Permitted Lien; and (B) the occurrence of any other event which could reasonably be expected to materially adversely affect the value of any equipment, inventory, real property or other assets of any Loan Party, the other Collateral or the interest of the Agent therein;

(h)                                 immediately (and in no event later than one Business Day after actual knowledge or notice thereof is obtained or received), notice in reasonable detail, of any notice of any investigations or audits (including cost reports or similar audits regarding the valuation of receivables payments) of any Borrower or any of its Subsidiaries being conducted by any federal, state or county Governmental Entity or its agents or designees, and the results thereof;

(i)                                     promptly, and in any event within two Business Days after becoming aware of the occurrence thereof, notice of any matter that could reasonably be expected to have or result in a Material Adverse Effect;

(j)                                    as soon as available, (A) copies of each financial statement, report, notice or proxy statement sent by any Loan Party to its stockholders generally, (B) copies of each press release or other statement made available by any Loan Party to the public concerning developments in the business of the such Loan Party, including any reports or materials submitted to the Securities and Exchange Commission and (C) copies of any statement or report furnished by any Loan Party to any other party pursuant to the terms of any indenture, loan, or credit or similar agreement and not otherwise required to be furnished to the Agent or any Lender pursuant to this Agreement;

(k)                                 promptly after the receipt thereof by any Borrower or any of its Subsidiaries, a copy of any “management letter” received by any such Person from its certified public accountants and the management’s response thereto;

(l)                                     promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(m)                             such other information respecting the equipment, inventory, real property, deposit accounts or other assets of each Loan Party, the other Collateral or the condition or operations, financial or otherwise, of the Borrowers and its Subsidiaries as the Agent or any of the Lenders may from time to time reasonably request and, upon request of the Agent or Lenders, the Borrowers will participate in a meeting with the Agent and Lenders to be held at the Parent Borrower’s corporate offices (or such other location as may be agreed to by the Borrower and the Agent) at such time as may be agreed to by the Borrowers and the Agent.

6.6                               Taxes.  (a)  Each Loan Party shall, and shall cause each of its Subsidiaries to do the following: (i) file when due all federal, national and state income and other material tax returns and other reports which it is required to file; and (ii) subject to the other terms of this Section 6.6, pay, or provide for the payment, when due, of all taxes (including, without limitation, sales taxes), fees, assessments and other governmental charges against it or upon its Property, income or franchises, including taxes relating to the transactions contemplated under this Agreement, make all required withholding and other tax deposits, and establish adequate reserves for the payment of all such items, and provide to the Agent, upon request, satisfactory evidence of its timely compliance with the foregoing.

(b)                                 No Loan Party shall have any obligation under any tax sharing agreement.

6.7                               Preservation of Existence.  Each Loan Party shall preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to maintain such qualification would have or result in a Material Adverse Effect.

6.8                               Loan Documents.  Each Loan Party shall, at its sole expense, timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Loan Documents, maintain the Loan Documents in full force and effect, enforce each Loan Document in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by the Agent or any Lender and make upon any party to the Loan Documents such demands and requests for information and reports or for action as such Loan Party is entitled to make thereunder and as may be from time to time reasonably requested by the Agent or such Lender. Each Loan Party shall not permit any waiver, modification, or amendment of any Loan Document, except as may be requested by the Agent or Lenders.

6.9                               ERISA Compliance.  Each Loan Party shall, and shall cause its ERISA Affiliates to, make all required contributions to each Plan and shall not, nor shall it permit any ERISA Affiliate to, cause or permit to occur: (a) an event that could result in the imposition of a lien under Section 412 of the IRC or Section 302 or 4068 of ERISA, (b) an ERISA Event that would have a Material Adverse Effect in the aggregate, (c) the adoption of a new Plan or the amendment of an existing Plan, agreement to contribute to any Multiemployer Plan, or the acquisition of any liability or potential liability with respect to any Plan, in each case, if the increase in its liability or potential liability as a result thereof, either alone or in combination with any other event, could reasonably be expected to have a Material Adverse Effect in the aggregate.

6.10                        Compliance with Environmental Laws.  Each Loan Party shall comply, and cause all lessees and other persons occupying or operating its properties to comply, in all material respects with all Environmental Laws applicable to its operations and properties; obtain and renew all material environmental permits necessary for its operations and properties; and conduct any response or remedial action in accordance with Environmental Laws; provided, however, that none of Parent Borrower or any of its Subsidiaries shall be required to undertake any response or remedial action required by Environmental Laws to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP, except to the extent that such response or remedial action is necessary to prevent or abate an imminent and substantial danger to human health and/or the environment.

6.11                        Insurance.  Each Loan Party shall keep insured by financially sound and reputable insurers all Property of a character usually insured by corporations engaged in the same or similar business similarly situated, including without limitation, all Collateral, against loss or damage of the kinds and in the amounts customarily insured against by such corporations and carry such other insurance as is usually carried by such corporations conducting a similar business in similar locales, all in accordance with past practice. Each policy referred to in this Section 6.11 shall provide that it will not be canceled, amended, reduced or not renewed except (a) by reason of nonpayment of premium upon not less than 10 days prior written notice thereof to the Agent (giving the Agent the right to cure defaults in the payment of premiums) or (b) for any other reason upon not less than 30 days’ prior notice to the Agent and shall also provide that the Agent (or its designees and assigns) shall be named as loss (or co-loss) payee and additional insured, as applicable and as its interests may appear, and such interests shall not be invalidated by any act or negligence of any Loan Party. The Borrowers shall advise the Agent promptly of any policy cancellation, reduction, or amendment. Each insurance policy for property, casualty, liability and business interruption coverage for any Loan Party shall name the Agent as lender loss payee (as its interests may appear) or an additional insured, as appropriate.

6.12                        Use of Proceeds of the Loans.  The Borrowers shall use the proceeds of the Initial Loan to (a) repay Existing Debt, (b) fund working capital needs and (c) to pay fees and expenses incurred in connection with entering into the Loan Documents.  The Borrowers shall use the proceeds of the Delayed Draw Loans to (a) repurchase outstanding warrants issued by the Parent Borrower, (b) fund Permitted Acquisitions and (c) pay fees and expenses in connection with the foregoing and with borrowing the Delayed Draw Loans.

6.13                        Further Assurances.  Each Loan Party shall execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust) that may be required under applicable law, or that the Required Lenders or the Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and required priority of the security interests created or intended to be created by the Security Documents.  Parent Borrower will cause any subsequently acquired or organized wholly owned Subsidiary promptly to become a Loan Party by executing and delivering a supplement to the Guarantee and Collateral Agreement and each applicable Security Document in favor of the Agent. In addition, from time to time, Parent Borrower will, at its cost and expense, promptly secure the Lender Debt by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the Agent or the Required Lenders shall designate (it being understood that it is the intent of the parties that, subject to the limitations set forth in this Section 6.13 and in the applicable Security Documents, the Lender Debt shall be secured by substantially all the assets of the Borrowers and Subsidiaries (including real and other properties acquired subsequent to the Closing Date)). Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance satisfactory to the Agent, and the Borrowers shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Agent shall reasonably request to evidence compliance with this Section 6.13. The Borrowers agree to provide such evidence as the Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien.  In furtherance of the foregoing, the Borrowers will each give prompt notice to the Agent of the acquisition by it or any of the Subsidiaries of any real property (or any interest in real property) having a value in excess of $500,000.

6.14                        Post-Closing Obligations.  The parties hereto acknowledge and agree that within the time periods set forth in Schedule 6.14, or within such longer period or periods that the Agent in its sole discretion may permit, Parent Borrower and the Subsidiaries shall deliver to the Agent the documents, and perform the actions, set forth on Schedule 6.14.

ARTICLE 7
NEGATIVE COVENANTS

Each Borrower agrees to perform and cause each of the other Loan Parties to perform all covenants in this Article 7.

7.1                               Corporate Documentation.  No Loan Party shall modify, amend, or alter its organizational documents in any manner that is adverse to the interests of the Agent or any Lender.

7.2                               Debt.  No Loan Party shall incur or assume any Debt following the Closing Date other than Permitted Debt.

7.3                               Prepayment of Certain Debt.  No Loan Party shall, directly or indirectly (a) at any time pay any amount of principal or prepay, defease, purchase or redeem any Debt (other than Lender Debt, Vendor Obligations and Revolving Debt) during the continuance of an Event of Default, (b) pay any amount of principal or interest on any Subordinated Debt, in each case whether in cash, property, securities or a combination thereof or (c) make any payment on account of any Medliance Earnout unless: (i) no Default has occurred and is continuing and (ii) after giving pro forma effect thereto, the Parent Borrower would have been in compliance with the financial covenants set forth in Article 8 as of the end of the fiscal quarter most recently ended as to which financial statements were required to be delivered pursuant to Section 6.5.

7.4                               Liens.  No Loan Party shall create or suffer to exist any Liens upon or with respect to any of its Properties (including, without limitation, any Collateral) or assign any right to receive income in respect thereof, except Permitted Liens.

7.5                               Intentionally Omitted.

7.6                               Asset Sales; Sale/Leaseback Transaction; Etc.  No Loan Party shall consummate any Asset Sale.

7.7                               Intentionally Omitted.

7.8                               Intentionally Omitted.

7.9                               Margin Loan Restrictions.  No portion of the proceeds of any borrowing hereunder shall be used in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, T, or X of the Board of Governors of the Federal Reserve System or any other regulation of such .

7.10                        Loans or Investments.  No Loan Party shall make any Investment other than a Permitted Investment.

7.11                        Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of the Borrowers except for transactions that are in the ordinary course of the Borrowers’ business, upon fair and reasonable terms that are no less favorable to the Borrowers than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.12                        Distributions.  No Loan Party shall make, or enter into any agreement to make, or enter into any transaction or agreement which results or is intended to result in, any dividends or other Distributions being paid to any Person except that (a) Parent Borrower may repurchase the stock of former employees pursuant to stock repurchase agreements so long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase and the aggregate amount of such repurchases does not exceed $250,000 in any fiscal year, (b) the Parent Borrower’s Subsidiaries may pay any dividend or make any other distributions to its equityholders and (c) the Parent Borrower may redeem Disqualified Stock to the extent it is required to do so under its certificate of incorporation (as in effect on the Closing Date) and so long as such redemptions are fully funded with new cash proceeds received by the Parent Borrower from the sale and issuance of its capital stock and/or Lender Debt.

7.13                        Subsidiaries.  No Loan Party shall maintain, suffer to exist, create or acquire any Subsidiaries other than those listed on Schedule 5 to the Perfection Certificate, unless (a) such Investment is otherwise permitted hereunder and (b) the Borrowers comply with the requirements set forth in Section 6.13.

7.14                        Change in Business, Operations or Management.  No Loan Party shall cease doing business as follows, nor shall any Loan Party engage in any business other than as follows: (a) with respect to the Parent Borrower, ownership of the other Borrowers and any IP Rights owned by it on the Closing Date, and (b) with respect to all other Loan Parties, the business engaged in by it on the Closing Date, provided that any such Loan Party (other than the Parent Borrower) may also engage in additional business reasonably related to such business engaged by it on the Closing Date.  Notwithstanding the foregoing, a Subsidiary of a Borrower may merge or consolidated with or into another Borrower so long as the Borrower is the surviving entity with written notice to the Agent.

ARTICLE 8
FINANCIAL COVENANTS

Each Borrower agrees to perform and cause each of the other Loan Parties to perform all covenants in this Article 8.

8.1                               Maximum Total Leverage Ratio.  The Parent Borrower shall not permit the Total Leverage Ratio as of the last day of any Test Period (beginning with the Test Period ending on June 30, 2016) specified below to be greater than the corresponding ratio set forth below:

Test Period(s) Ending:	Maximum Total Leverage Ratio
September 30, 2016	6.50 to 1.00
December 31, 2016	6.25 to 1.00
March 31, 2017	6.00 to 1.00
June 30, 2017	5.75 to 1.00
September 30, 2017 through December 31, 2017	5.50 to 1.00
March 31, 2018 through December 31, 2018	5.25 to 1.00
March 31, 2019 and thereafter	5.00 to 1.00

8.2                               Maximum First Lien Leverage Ratio.  The Parent Borrower shall not permit the First Lien Leverage Ratio as of the last day of any Test Period (beginning with the Test Period ending on June 30, 2016) to be greater than 2.50 to 1.00.

8.3                               Minimum Fixed Charge Coverage Ratio.  The Parent Borrower shall not permit the Fixed Charge Coverage Ratio of the Parent Borrower and its Subsidiaries for any Test Period (beginning with the Test Period ending on June 30, 2016), to be less than 1.35 to 1.00.

8.4                               Maximum Capital Expenditures.  The Parent Borrower shall not permit the aggregate amount of Capital Expenditures made by the Parent Borrower and its Subsidiaries in any fiscal year ending on or after December 31, 2016 to exceed $2,500,000 or incur liability for rentals of property (including both real and personal property) in an amount which, together with Capital Expenditures, shall in any fiscal year exceed such sum

8.5                               Minimum Cash.  The amount of Loan Parties’ unrestricted cash balances in its accounts at Western Alliance Bank plus amounts available for draw constituting Revolving Debt shall be at least $3,000,000 at all times.

8.6                               Minimum MRR Retention Rate. The Loan Parties shall maintain a MRR Retention Rate of at least ninety percent (90%), measured quarterly.

8.7                               Minimum EBITDA.  The Parent Borrower shall not permit EBITDA of the Loan Parties, on a consolidated basis, for any Test Period (beginning with the Test Period ending on June 30, 2016) specified below to be less than the corresponding amount set forth below:

Test Period(s) Ending:	Minimum EBITDA
June 30, 2016	$2,000,000
September 30, 2016	$2,250,000
December 31, 2016 and thereafter	$2,500,000

ARTICLE 9
EVENTS OF DEFAULT

9.1                               Events of Default.  Each of the following will constitute an “Event of Default”:

(a)                                 The Borrowers fail to pay any principal hereunder or under any of the other Loan Documents, when and as the same shall become due and payable, whether at maturity, by acceleration or otherwise.

(b)                                 The Borrowers shall default in the due and punctual payment of interest or any other payment, fee or expense owing to the Agent or any Lender pursuant to any of the Loan Documents, when and such amount of payment, fee or expense shall become due and payable, and such default shall continue unremedied for two Business Days.

(c)                                  Any provision of this Agreement or any other Loan Document shall at any time fail for any reason to be in full force and effect, or this Agreement or any other Loan Document shall terminate, be terminated or become void or unenforceable by the Agent or any Lender party thereto for any reason whatsoever without the prior written consent of the Agent.

(d)                                 Any security interest purported to be created by any Security Document in any material portion of the Collateral shall cease to be, or shall be asserted by any Borrower or any other Loan Party not to be, a valid, perfected security interest with the level of priority required by the applicable Security Document in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Agent to maintain possession of certificates representing securities pledged under the Guarantee and Collateral Agreement and except to the extent that such loss is covered by a lender’s title insurance policy and the related insurer promptly after such loss shall have acknowledged in writing that such loss is covered by such title insurance policy;

(e)                                  The Borrowers shall default in the performance or observance of any covenant, agreement or provision contained in (X) Section 6.5(d), 6.7, 6.12, 6.13, 6.14 or Article 7 or 8; (Y) any other provision of Section 6.5 that continues for a period of 10 days following the earlier of (i) the date on which notice of such default is sent to the Parent Borrower by the Agent or any Lender, and (ii) the date on which any Borrower discovers such default; or (Z) any other Section or Article of this Agreement or any other Loan Document, and, in the case of any default referred to in this clause (Z), that default continues for a period of 15 days after the earlier of (i) the date on which notice of such default is sent to the Parent Borrower by the Agent or any Lender, and (ii) the date on which any Borrower discovers such default.

(f)                                   Any representation or warranty made or deemed made by any Loan Party under or in connection with this Agreement or any other Loan Document or any information or report delivered by any Loan Party pursuant to this Agreement or any other Loan Document shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered.

(g)                                  Any Loan Party shall fail to pay any principal of or premium or interest on any of its Material Debt when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or any other event shall occur or condition shall exist under any agreement or instrument relating to any Material Debt, if the effect of such event or condition is to accelerate, or to permit the acceleration of (with or without the giving of notice, the lapse of time, or both), the maturity of such Material Debt; or any Material Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Material Debt shall be required to be made, in each case prior to the stated maturity thereof.

(h)                                 Any Loan Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its Property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief, or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its Property) shall occur; or any Loan Party shall take any action to institute, initiate or authorize any of the actions set forth above in this clause (h).

(i)                                     A Change of Control shall have occurred.

(j)                                    Judgments or orders for payment of money (other than judgments or orders in respect of which adequate insurance is maintained for the full payment thereof) in excess of $250,000 in the aggregate against the Loan Parties remain unpaid, unstayed on appeal, undischarged, unbonded, or undismissed for a period of 30 days or more.

(k)                                 Any of the following occurs: (i) the Parent Borrower or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any Governmental Entity from conducting all or any material part of its business; (ii) the Parent Borrower or any of its Subsidiaries suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; (iii) there is a cessation of any material part of the business of the Parent Borrower or any of its Subsidiaries; or (iv) any Governmental Entity (including, without limitation, the Internal Revenue Service or the PBGC) files a notice of a Lien against any assets of the Parent Borrower or any of its Subsidiaries.

(l)                                     The Parent Borrower or any of its Subsidiaries shall fail to discharge within a period of 30 days after the commencement thereof any attachment, sequestration, forfeiture, or similar proceeding or proceedings against any of its Properties.

(m)                             An ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to have or result in a Material Adverse Effect, or any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to any Withdrawal Liability.

(n)                                 Any Guaranty under the Guarantee and Collateral Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny in writing that it has any further liability under the Guarantee and Collateral Agreement (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents).

(o)                                 Any circumstance or circumstances occurs that could have a Material Adverse Effect.

9.2                               Events of Default; Remedies.  If any Event of Default shall occur and be continuing, the Agent may, and at the request of the Required Lenders, shall, by notice to the Borrowers, declare the Delayed Draw Commitments to be terminated, whereupon such Delayed Draw Commitments shall be terminated and declare the Maturity Date to have occurred with respect to the Loans, and all Lender Debt related thereto (including, but not limited to, accrued but unpaid interest and, as liquidated damages and not as a penalty, the Applicable Premium if such acceleration is on or prior to the third anniversary of the Closing Date), shall become immediately due and payable in full without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding. If an Event of Default under clause (h) of Section 9.1 occurs, the Delayed Draw Commitments shall automatically be terminated and the Maturity Date will be deemed to have occurred automatically and without notice and all Lender Debt (including, but not limited to, accrued but unpaid interest and, as liquidated damages and not as a penalty, the Applicable Premium if such acceleration is on or prior to the third anniversary of the Closing Date) shall automatically become immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding.  Upon any such declaration or designation, the Agent and the Lenders shall have, in addition to the rights and remedies which it may have under this Agreement, all other rights and remedies provided after default under the UCC and under other applicable law, which rights and remedies shall be cumulative. Each Lender agrees that it will not have any right individually to enforce or seek to enforce this Agreement or any other Loan

Document or to realize upon any Collateral for the Lender Debt, it being understood and agreed that such rights and remedies may be exercised only by the Agent in its discretion granted hereunder or at the direction of the applicable Lenders as set forth hereunder.

ARTICLE 10
 THE AGENT

10.1                        Agency Provisions.  (a)  Each of the Lenders hereby irrevocably appoints the Agent as its administrative and collateral agent and authorizes the Agent to take such actions on behalf of such Lender and to exercise such powers as are delegated to the Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

(b)                                 Each Lender authorizes and directs the Agent to enter into this Agreement and the other Loan Documents for the benefit and obligation (subject to this Agreement) of the Agent and the Lenders. Each Lender agrees that any action taken by the Agent in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Agent of its powers set forth herein or therein, together with such other powers that are reasonably incidental thereto, shall be authorized by and binding upon all of the Lenders. Without limiting the generality of the foregoing, the Agent shall have the sole and exclusive authority to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents; (ii) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Loan Party or other Person; (iii) act as collateral agent for the Lender Group for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (iv) manage, supervise or otherwise deal with Collateral; and (v) exercise any rights or remedies with respect to any Collateral under the Loan Documents, applicable law or otherwise.

(c)                                  Each Person serving as an agent hereunder or under the other Loan Documents shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an agent and each such Person and its respective Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Borrower or any Guarantor or other Affiliate thereof as if it were not an agent hereunder or under the other Loan Documents.

(d)                                 The duties of the Agent shall be ministerial and administrative in nature, and the Agent shall not have any duties or obligations except those expressly set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, (i) the Agent will not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) the Agent will not be required to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or thereby that the Agent is required to exercise pursuant to written instructions by the Required Lenders (or such other number or percentage as shall be necessary under the circumstances as provided in Section 11.1), and (iii) except as expressly set forth herein, the Agent will not be required to disclose, and will not be liable for any failure to disclose, any information relating to any Borrower or any of the Guarantors that is communicated to or obtained by the Agent serving as an agent or any of the Agent’s respective Affiliates in any capacity.

(e)                                  The Agent will not be liable to the Lenders for any action taken or not taken by it (i) with respect to the Loans, with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.1) or (ii) in the absence of its own gross negligence or willful misconduct. The Agent may request instructions from the Required Lenders with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from Lenders of their indemnification obligations under Section 10.1(o) against all Claims that could be incurred by any Agent Indemnitees (as defined below) in connection with any act. Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and Agent shall not incur liability to any Person by reason of so refraining. In no event shall the Agent be required to take any action that, in its opinion, is contrary to applicable law or any Loan Documents or could subject any Agent Indemnitee to personal liability.

(f)                                   The Agent shall not be liable to Lenders for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by the Agent’s gross negligence or willful misconduct. The Agent does not assume any responsibility for any failure or delay in performance or any breach by any Loan Party or Lender of any obligations under the Loan Documents. The Agent will not be deemed to have knowledge of any Default unless and until notice thereof is given to the Agent by a Borrower or a Lender, and the Agent will not be responsible for, or be required to ascertain or inquire into, any of the following: (i) any statement, warranty or representation made in or in connection with this Agreement; (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith; (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein; (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document; (v) the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; (vi) the validity, enforceability or collectability of any Lender Debt; (vii) the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Loan Party; or (viii) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

(g)                                  The Agent may rely upon, and will not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document, or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone or other means and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Agent may consult with legal counsel (who may be counsel for the Borrower), accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or other professionals or experts. The Agent shall not be responsible for the negligence or misconduct of any such professionals or experts selected by it with reasonable care.

(h)                                 The Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub agents appointed by the Agent. The Agent and any such sub agent may perform any and all its duties and exercise its rights and powers through its respective Related Persons. The exculpatory provisions of the preceding paragraphs shall apply to any such sub agent and to the Related Persons of the Agent.

(i)                                     With respect to the release of Collateral, the Lenders hereby irrevocably authorize the Agent to release any Lien granted to or held by it upon any Property covered by this Agreement or the other Loan Documents (i) upon the Full Payment of all Lender Debt; (ii) if any such Property constitutes Property being sold or disposed of in compliance with the provisions of the Loan Documents (and the Agent may rely in good faith conclusively on any certificate stating that the Property is being sold or disposed of in compliance with the provisions of the Loan Documents, without further inquiry); (iii) that does not constitute a material part of the Collateral; or (iv) with the written consent of the Required Lenders (or, if such release releases all of the Collateral, all of the Lenders). The Lenders

authorize the Agent to subordinate its Liens to any purchase money Lien permitted hereunder. The Agent will not be required to execute any release on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty. No release of Collateral authorized under this Section 10.1(i) will in any manner discharge, affect, or impair any Liens upon all interests retained, all of which will continue to constitute part of the Property covered by the Loan Documents. The Agent shall have no obligation to assure that any Collateral exists or is owned by the Borrowers, or is cared for, protected or insured, nor to assure that the Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

(j)                                    With respect to perfecting security interests in Collateral which, in accordance with Article 9 of the UCC or any comparable provision of any Lien perfection statute in any applicable jurisdiction, can be perfected only by possession, each Lender hereby appoints each other Lender and the Agent as its agent for the purpose of perfecting such interest. Should any Lender obtain possession of any such Collateral, such Lender shall notify the Agent, and, promptly upon the Agent’s request, shall deliver such Collateral to the Agent or in accordance with the Agent’s instructions.

(k)                                 The Agent may forward to each Lender, when complete, copies of any field audit, examination or appraisal report prepared by or for the Agent with respect to any Loan Party or Collateral. Each Lender agrees (i) that the Agent does not make any representation or warranty as to the accuracy or completeness of any report, and shall not be liable for any information contained in or omitted from any such report; (ii) that such reports are not intended to be comprehensive audits or examinations, and that the Agent or any other Person performing any audit or examination will inspect only specific information regarding Lender Debt or the Collateral and will rely significantly upon the Loan Parties’ books and records as well as upon representations of the Loan Parties’ officers and employees; and (iii) to keep all such reports confidential and strictly for such Lender’s internal use, and not to distribute any such report (or the contents thereof) to any Person (except to such Lender’s participants, attorneys and accountants) or use any report in any manner other than administration of the Loans and other Lender Debt. Each Lender agrees to indemnify and hold harmless the Agent and any other Person preparing a report from any action such Lender may take as a result of or any conclusion it may draw from any report, as well as from any Claims arising as a direct or indirect result of the Agent furnishing a report to such Lender.

(l)                                     In the event that a petition seeking relief under Title 11 of the United States Code or any other federal, state or foreign bankruptcy, insolvency, liquidation or similar law is filed by or against any Borrower, any Guarantor, or any other Person obligated under any Loan Document, the Agent is authorized, to the fullest extent permitted by applicable law, to file proofs of claim on behalf of itself and the Lenders in such proceeding for the total amount of obligations owed by any Borrower, any Guarantor, or any other Person under any Loan Document. With respect to any such proof of claim which the Agent may file, each Lender acknowledges that without reliance on such proof of claim, such Lender shall make its own evaluation as to whether an individual proof of claim must be filed in respect of such obligations owed to such Lender and, if so, take the steps necessary to prepare and timely file such individual claim.

(m)                             Each Lender agrees that, except as otherwise provided in any Loan Documents or with the written consent of the Agent and the Required Lenders, it will not take any action to enforce any Lender Debt or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of account debtors, exercise of setoff or recoupment, or otherwise), accelerate any Lender Debt, or exercise any right that it might otherwise have under applicable law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

(n)                                 If any Lender shall obtain any payment or reduction of any Lender Debt, whether through set-off or otherwise, in excess of its Pro Rata Share, such Lender shall (i) immediately notify the Agent of such fact and (ii) immediately purchase (for cash at face value) from the other Lenders such participations in the affected Lender Debt as are necessary to cause the purchasing Lender to share the excess payment or reduction on a pro rata basis. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(o)                                 EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS THE AGENT AND ITS AFFILIATES, DIRECTORS, OFFICERS, AGENTS, REPRESENTATIVES, COUNSEL AND EMPLOYEES AND EACH OTHER PERSON, IF ANY, CONTROLLING THEM OR ANY OF THEIR RESPECTIVE AFFILIATES WITHIN THE MEANING OF EITHER SECTION 15 OF THE SECURITIES ACT OF 1933, AS AMENDED, OR SECTION 20(A) OF THE EXCHANGE ACT (COLLECTIVELY, “AGENT INDEMNITEES”), TO THE EXTENT NOT REIMBURSED BY LOAN PARTIES (BUT WITHOUT LIMITING THE INDEMNIFICATION OBLIGATIONS OF THE LOAN PARTIES UNDER ANY DOCUMENTS), ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY AGENT INDEMNITEE, PROVIDED THE CLAIM RELATES TO OR ARISES FROM AN AGENT INDEMNITEE ACTING AS OR FOR AGENT (IN ITS CAPACITY AS AGENT). In the Agent’s discretion, it may reserve for any such Claims made against an Agent Indemnitee, and may satisfy any judgment, order, or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Lenders. If the Agent is sued by any receiver, bankruptcy trustee, debtor-in-possession or other Person for any alleged preference or fraudulent transfer, then any monies paid by the Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to the Agent by each Lender to the extent of its Pro Rata Share.

(p)                                 Subject to the appointment and acceptance of a successor agent as provided in this Section 10.1(p), the Agent may resign at any time by notifying the Lenders and the Borrowers, but unless that resignation is accepted by the Lenders, that resignation will not become effective until the appointment of a successor Agent pursuant to the terms of this Section 10.1(p). Upon any such notice of resignation, the Required Lenders shall have the right to appoint a successor for the Agent. If no successor shall have been so appointed by the Required Lenders within 30 days after the Agent gives notice of its resignation, then the Agent may, on behalf of the Lenders, appoint a successor Agent. Upon the acceptance of its appointment as the Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges, and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed in writing between the Borrowers and such successor. After any Agent’s resignation hereunder, the provisions of this Article 10 and Sections 2.5, 10.1(o), and 11.5 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Agent Indemnitees in respect of any actions taken or omitted to be taken by any of them while it was acting as the Agent. Any successor to the Agent by merger or acquisition shall continue to be the Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.

(q)                                 Each Lender acknowledges that it has, independently and without reliance upon the Agent or any Related Person thereof or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender further acknowledges and agrees that the other Lenders and the Agent have made no representations or warranties concerning any Loan Party, any Collateral, or the legality, validity, sufficiency or enforceability of any Loan Documents or Lender Debt. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, or any Related Person thereof or any other Lender, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

10.2                        Replacement of Certain Lenders.  If a Lender fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, then, in addition to any other rights and remedies that any Person may have, the Agent may, by notice to such Lender, require such Lender to assign all of its rights and obligations under the Loan Documents to one or more Eligible Assignees specified by the Agent, pursuant to appropriate Assignment and Assumption(s) and within 3 Business Days after the Agent’s notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Assumption if the Lender fails to execute same. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents, including all principal, interest and fees through the date of assignment (but excluding any prepayment charge).

10.3                        Designation of a Different Lending Office.  If any Lender requires the Borrowers to pay any Taxes or additional amounts to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.4, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment would (i) eliminate or reduce amounts payable pursuant to Section 2.4 in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

10.4                        No Third-Party Beneficiaries.  This Article 10 is an agreement solely among the Lenders and the Agent, and shall survive Full Payment of the Lender Debt. This Article 10 does not confer any rights or benefits upon the Borrowers or any other Person. As between the Borrowers and the Agent, any action that the Agent may take under any Loan Documents or with respect to any Lender Debt shall be conclusively presumed to have been authorized and directed by the Lenders.

ARTICLE 11
MISCELLANEOUS

11.1                        Amendments.  (a)  Subject to the other terms of this Section 11.1, no amendment or waiver of any provision of this Agreement or consent to any departure therefrom by a party hereto will be effective unless in a writing signed by the Agent, the Required Lenders, and the Borrowers, and then such amendment, waiver, or consent will be effective only in the specific instance and for the specific purpose for which given. In addition, the following provisions apply to the effectiveness of any amendment, waiver, or consent with respect to this Agreement:

(b)                                 No amendment will be effective to reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby.

(c)                                  No amendment will be effective to postpone the Maturity Date of any Loan without the written consent of each Lender affected thereby.

(d)                                 No amendment will be effective to release all or a material portion of the Collateral without the consent of the Agent and each Lender.

(e)                                  No amendment will be effective to release any Guaranty (other than in accordance with its terms) of any Loan without the written consent of each Lender affected thereby.

(f)                                   No amendment will be effective to change any of the provisions of this Section,  the definition of “Required Lenders” or any other provisions hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender affected thereby.

(g)                                  No agreement will be effective to amend, modify, or otherwise affect the rights or duties of the Agent hereunder without the prior written consent of the Agent.

(i)                                     No failure on the part of the Agent or any Lender or any Borrower to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

(ii)                                  Subject to the terms of this Section 11.1, each Lender agrees that any action taken by the Required Lenders, in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Required Lenders of their respective powers set forth herein or therein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

11.2                        Notices.  All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which may include email or facsimile) and shall be delivered to each applicable party at the address set forth under its name on Schedule 11.2 hereto (or in the case of a Lender, as set forth in the Assignment and Assumption pursuant to which it became a party hereto) or at such other address as shall be designated by such party in a notice to the other parties hereto. All notices by the Borrowers to the Agent shall be delivered by an Authorized Officer. Notices and communications sent by email and facsimile shall be effective when sent (and shall be immediately followed by hard copy sent by regular mail), and notices and communications sent by other means shall be effective when received.

11.3                        Assignments; Participations.  (a)  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns; provided, that no Borrower may assign any of its rights or obligations hereunder or any interest herein without the prior written consent of the Agent and Lenders.

(b)                                 Subject to the conditions set forth in Section 11.3(c), each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement with the prior written consent (such consent not to be unreasonably withheld) of the Agent, provided that no consent of the Agent shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment or to any Affiliate or branch of any Lender, or to any trust or special purpose funding vehicle, whether or not the Agent maintains any interest in such trust or special purpose funding vehicle. The Agent shall notify the Parent Borrower of any such assignment; provided, however, that failure to so notify the Parent Borrower shall not affect the validity of such assignment.

(c)                                  The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that such fee shall not apply to an assignment to another Lender or an Affiliate of the assigning Lender or to any assignment to an Affiliate of ABC Funding.

(d)                                 Subject to acceptance by the Agent, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and shall be bound by the terms of each of the other Loan Documents, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement and the other Loan Documents (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.5 and 11.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.3(f).

(e)                                  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the processing and recordation fee referred to in Section 11.3(c), if applicable, and any written consent to such assignment required by Section 11.3(c), the Agent shall accept such Assignment and Assumption.

(f)                                   Any Lender may, without the consent of any Borrower, any other Lender or the Agent, sell participations to one or more banks or other entities(a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including, if applicable, all or a portion of its commitments and the loans and advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the other Lenders and the Agent shall continue to deal solely and directly with such Lender in connection with all of such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement, except that any such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 11.1(a) that affects such Participant. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The Borrowers agree, to the fullest extent permitted under applicable law, that each Participant shall be entitled to the benefits of Section 2.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.3(c). A Participant shall not be entitled to receive any greater payment under Section 2.5 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent.

(g)                                  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights (and subject to the consent of the Agent, the Collateral) under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal

Reserve Bank, and this Section 11.3 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.4                        Costs and Expenses; Collection Costs.  (a)  The Borrowers agree to pay on demand (i) all reasonable and documented non-legal costs and expenses of the Agent in connection with the preparation, execution, delivery and administration of this Agreement and the Loan Documents; (ii) the reasonable and documented fees and expenses of one counsel (with exceptions for conflicts of interest, one local counsel in each relevant jurisdiction, and one counsel with respect to each regulatory specialty) for the Agent and the Lenders, taken as a whole, in connection with this Agreement and the transactions contemplated hereby; (iii) all reasonable and documented costs and out-of-pocket expenses, if any (including reasonable and documented fees and expenses of one counsel for the Agent and the Lenders, taken as a whole (with exceptions for conflicts of interest, one local counsel in each relevant jurisdiction, and one counsel with respect to each regulatory specialty)), of the Agent and the Lenders in connection with any waiver, modification, supplement, or amendment hereto, or any action to collect, enforce, protect, maintain, preserve or foreclose its interests with respect to any Loan Document or Collateral and (iv) any and all wire fees for each wire initiated by Agent or any Lender to or for the benefit of the Borrowers.

(b)                                 The Borrowers further agree to pay on the Closing Date and thereafter on demand (i) all reasonable and documented costs and expenses incurred by the Agent and any Lender in connection with periodic audits of the Collateral (including the books and records, accounting, financial and general business matters of each Loan Party); (ii) all reasonable and documented costs and expenses incurred by the Agent to accommodate any significant coding or data system changes made by the Borrowers that would affect the transmission or interpretation of data received through the interface; (iii) all reasonable and documented costs and expenses incurred by the Agent resulting from a lack of either cooperation or responsiveness of the Borrowers to agreed-upon protocol and schedules; provided, that the Borrowers have been informed of the alleged lack of cooperation or responsiveness and has been provided the opportunity to correct such problems; and (iv) all successor and substitute servicing costs.

(c)                                  Without limiting the generality of the foregoing, the expenses, costs, charges and fees referred to in this Section 11.4 may include the following: recording costs, appraisal costs, paralegal fees, costs and expenses; accountants’ fees, costs and expenses; court costs and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram charges; telecopier charges; secretarial overtime charges; and expenses for travel, lodging and food.

11.5                        Confidentiality.  Each of the parties hereto hereby acknowledges that this Agreement and the other Loan Documents (including, without limitation, any information relating to the Loan Parties or any member of the Lender Group) contain confidential and proprietary information. Unless otherwise required by applicable law, each of the parties hereto hereby agrees to maintain the confidentiality of this Agreement (and all drafts, memos and other documents delivered in connection herewith including, without limitation, any information relating to the Loan Parties or any member of the Lender Group delivered hereunder) in communications with third parties and otherwise and to take all reasonable actions to prevent the unauthorized use or disclosure of and to protect the confidentiality of such confidential information, except that such confidential information may be disclosed (in accordance with applicable laws) to (a) the Borrower’s legal counsel, accountants and investors and their respective affiliates and advisors; (b) each member of the Lender Group, current and potential investors in and creditors of any Lender or the Agent, appropriate rating agencies with respect to such Persons, and each of their respective legal counsel and auditors, and their respective affiliates and advisors, provided that any such party shall be notified of the confidentiality restrictions of this Section 11.5; (c) any assignee or

Participant or potential assignee or Participant that has agreed in writing to comply with this Section 11.5 (and any such assignee or Participant or potential assignee or Participant may disclose such information to Persons employed or engaged by them as described in clause (b) above); (d) any Person, if such information otherwise becomes available to such Person or publicly available through no fault of any party governed by this Section 11.5; (e) any Governmental Entity requesting such information, or any Governmental Entity in connection with an Initial Public Offering; and (f) any other Person with the written consent of each affected party, which consent shall not be unreasonably withheld, and provided further that no Borrower shall disclose such confidential information to any financial adviser, except with the consent of the Agent or the applicable Lender. Each member of the Lender Group hereby agrees to, and shall take reasonable steps to cause each other member of the Lender Group to, comply with all applicable laws regarding confidential information, if any, it receives in connection with the transactions described in this Agreement.

11.6        Intentionally Omitted.

11.7        No Liability.  Notwithstanding any other provision herein, no recourse under any obligation, covenant, agreement or instrument of the Agent or any Lender contained herein or with respect hereto shall be had against any Related Person whether arising by breach of contract or otherwise at law or in equity (including any claim in tort), whether express or implied, it being understood that the agreements and other obligations of the Agent and each Lender herein and with respect hereto are solely its corporate obligations; provided, however, nothing herein shall operate as a release of any liability which may arise as a result of such Related Person’s gross negligence or willful misconduct.

11.8        Entire Agreement; Severability.  This Agreement, including all exhibits and schedules hereto and the other Loan Documents, embody the entire agreement and understanding of the parties concerning the subject matter contained herein. This Agreement supersedes any and all prior agreements and understandings between the parties, whether written or oral. If any provision of this Agreement shall be declared invalid or unenforceable, the parties hereto agree that the remaining provisions of this Agreement shall continue in full force and effect.

11.9        Governing Law.  THIS AGREEMENT, AND ALL MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

11.10      Waiver of Jury Trial, Jurisdiction, and Venue.  EACH LOAN PARTY HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN THE EVENT OF ANY LITIGATION WITH RESPECT TO ANY MATTER RELATED TO THIS AGREEMENT, AND HEREBY IRREVOCABLY CONSENTS TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN NEW YORK CITY, NEW YORK COUNTY, NEW YORK, IN CONNECTION WITH ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. IN ANY SUCH LITIGATION, EACH LOAN PARTY WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS AND AGREES THAT SERVICE THEREOF MAY BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO THE PARTIES HERETO AT THEIR ADDRESSES SET FORTH ON SCHEDULE 11.2 HERETO.

11.11      Execution in Counterparts.  This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original and all of which when taken together will constitute one and the same agreement. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

11.12      Confidentiality and Notices.  The Borrowers hereby grant the Agent (together with its representatives, advisors and attorneys) the right to place one or more advertisements in newspapers and journals, on its website and in its other materials (all, at its own expense) that recite the transaction hereunder, the amount of such transaction and utilize the corporate logos of the Loan Parties.

11.13      Accounting Information.  The Borrowers hereby authorize the Agent and the Lenders to discuss the financial condition of the Borrowers with their independent public accountants and agree that such discussion or communication shall be without liability to such Person or the independent public accountants.

11.14      USA PATRIOT Act.  The Borrowers acknowledge and consent that, in accordance with the reporting requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), the Lenders may require, obtain, verify and record information that identifies the Borrowers, which information includes the name and addresses of the Borrowers and their respective principals, as well as any other information that will allow the Agent and the Lenders to identify the Borrowers and their respective principals in accordance with, and otherwise comply with the requirements of, the Act.

11.15      Survival of Agreement.  All covenants, agreements, representations and warranties made by Loan Parties herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid. The provisions of Sections 2.5, 10.1(o), and 11.5 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Agent.

11.16      Effectiveness.  This Agreement shall become effective when it shall have been executed by the Agent and the Agent shall have received counterparts that, when taken together, bear the signatures of the other parties hereto.

11.17      Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

The parties are signing this Credit Agreement as of the date stated in the preamble.

BORROWERS:

TABULA RASA HEALTHCARE, INC., a Delaware corporation

	By:	/s/ Brian W. Adams
	Name:	Brian W. Adams
	Title:	Chief Financial Officer

CAREKINESIS, INC., a Delaware corporation

	By:	/s/ Brian W. Adams
	Name:	Brian W. Adams
	Title:	Chief Financial Officer

CAREVENTIONS, INC., a Delaware corporation

	By:	/s/ Brian W. Adams
	Name:	Brian W. Adams
	Title:	Chief Financial Officer

CAPSTONE PERFORMANCE SYSTEMS, LLC, a Delaware limited liability company

	By:	/s/ Brian W. Adams
	Name:	Brian W. Adams
	Title:	Chief Financial Officer

MEDLIANCE LLC, an Arizona limited liability company

	By:	/s/ Brian W. Adams
	Name:	Brian W. Adams
	Title:	Chief Financial Officer

I-2

The parties are signing this Credit Agreement as of the date stated in the preamble.

AGENT:

ABC FUNDING, LLC,
as the Agent

By: Summit Partners Credit Advisors, L.P.
Its: Manager

	By:	/s/ James Freeland
	Name:	James Freeland
	Title:	Authorized Signatory

LENDERS:	Summit Partners Credit Fund II, L.P.

By: Summit Partners Credit II, L.P.
Its: General Partner

	By:	/s/ James Freeland
	Name:	James Freeland
	Title:	Authorized Signatory

Summit Partners Credit Fund A-2, L.P.

By: Summit Partners Credit A-2, L.P.
Its: General Partner

	By:	/s/ James Freeland
	Name:	James Freeland
	Title:	Authorized Signatory

Summit Partners Credit Fund B-2, L.P.

By: Summit Partners Credit B-2, L.P.
Its: General Partner

	By:	/s/ James Freeland
	Name:	James Freeland
	Title:	Authorized Signatory

Signature Page to Credit Agreement

Summit Investors Credit II, LLC

By: Summit Investors Management, LLC
Its: Manager

By:	/s/ James Freeland
Name:	James Freeland
Title:	Authorized Signatory

Summit Investors Credit II (UK), L.P.

By: Summit Investors Management, LLC
Its: General Partner

By:	/s/ James Freeland
Name:	James Freeland
Title:	Authorized Signatory

Signature Page to Credit Agreement

EXHIBIT I

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:

To:          ABC Funding, LLC, as Agent

ABC Funding, LLC

c/o Summit Partners Credit Advisors, L.P.

222 Berkeley Street, 28th Floor

Boston, MA 02116

Attention: James Freeland

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of June [30], 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Parent Borrower, CareKinesis, Inc., a Delaware corporation (“CareKinesis”), CareVentions, Inc., a Delaware corporation (“CareVentions”), Capstone Performance Systems, LLC, a Delaware limited liability company (“Capstone”) and Medliance LLC, an Arizona limited liability company (“Medliance” and, together with Parent Borrower, CareKinsesis, CareVentions and Capstone, each a “Borrower” and collectively, the “Borrowers”), the lenders from time to time party thereto (the “Lenders”) and ABC Funding, LLC, as Administrative Agent and Collateral Agent. Terms used herein and not otherwise defined shall have the meaning assigned thereto in the Credit Agreement.

The undersigned hereby certifies as of the date hereof that [he/she] is an Authorized Officer of the Parent Borrower, and that, as such, [he/she] is authorized to execute and deliver this certificate to the Agent on the behalf of the Parent Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements](1)

1.             Attached hereto as Schedule 1 are the year-end audited consolidated financial statements required by Section 6.5(a) of the Credit Agreement for the fiscal year of the Parent Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, all audited by and accompanied by the opinion of independent public accountants of national standing as required by Section 6.5(a) of the Credit Agreement.

(1)  Required to be delivered within 120 days after the end of each fiscal year.

[Use following paragraph 1 for fiscal quarter-end financial statements](2)

1.             Attached hereto as Schedule 1 are the unaudited consolidated financial statements required by Section 6.5(b) of the Credit Agreement for the fiscal month of the Parent Borrower and its consolidated Subsidiaries.

2.             The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under [his/her] supervision, a review of the activities of the Parent Borrower and its consolidated Subsidiaries during the fiscal period covered by the attached financial statements.

3.             To the knowledge of the undersigned, no Default or Event of Default has occurred and is continuing. [If unable to provide the foregoing certification, fully describe the nature and extent thereof any corrective action taken or proposed to be taken with respect thereto on Annex A attached hereto.]

4.             Attached as Schedule 2 hereto are reasonably detailed computations demonstrating compliance with the covenants contained in Article 8 of the Credit Agreement during such fiscal period and which such computations are true and accurate in all material respects on and as of the date hereof.

[for year-end certificate only:]

[5].          Attached as Schedule 3 is an updated perfection certificate in the form of Exhibit B to the Guarantee and Collateral Agreement.

[Signature Page Follows]

(2)  Required to be delivered within 30 days after the end of each fiscal quarter.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed by an Authorized Officer as of the day and year first above written.

TABULA RASA HEALTHCARE, INC.

By:
Name:
Title:

Schedule 2

For the Quarter/Year ended [mm/dd/yy] ($ in 000’s)

I. Section 8.1 of the Credit Agreement — Total Leverage Ratio

A. Total Debt

(i) all obligations for borrowed money or with respect to deposits or advances of any kind other than deposits and advances incurred in the ordinary course of business and consistent with past practice; plus

$

(ii) all obligations evidenced by bonds, notes, debentures, or other similar instruments or upon which interest payments are customarily made; plus	$

(iii)all obligations to pay the deferred purchase price of Property or services (other than trade payables or other accounts payable incurred in the ordinary course business and not outstanding for more than 90 days after the date such payable was due); plus

$

(iv) all Debt of others directly or indirectly Guaranteed (which term shall not include endorsements in the ordinary course of business); plus	$

(v) all obligations created under Capital Leases; plus	$

(vi) all obligations secured by a Lien on any Property, whether or not the obligations secured thereby have been assumed or are non-recourse to the credit of the Loan Parties; plus	$

(vii) the aggregate unfunded pension liabilities pursuant to the Loan Parties’ pension plans; plus	$

(viii) the minimum assumed annual funding obligation pursuant to the Loan Parties’ pension plans; plus	$

(ix) the maximum amount (after giving effect to any prior drawings or reductions that may have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of any Loan Party; plus

$

(x) net obligations under any Hedging Agreement, valued at the Agreement Value thereof; plus	$

(xi) all obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Stock of any Loan Party or any other Person or any warrants, rights or options to acquire such Disqualified Stock, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; plus

$

(xii) the Vender Obligations; minus	$

(xiii) to the extent otherwise included above, the Medliance Earnouts; minus	$

(xiv) to the extent otherwise included above, any redemption of the Preferred Stock of Parent Borrower to the extent it is required to do so under its certificate of incorporation (as in effect on the Closing Date); minus

$

(xv) to the extent otherwise included above, any warrant liability.	$

1. Total Debt	$

B. EBITDA

(i) net income (or net loss) attributable, but excluding net income (or net loss) attributable to non-controlling interests (calculated before extraordinary items) during such period, plus	$

(ii) the result of the following, in each case (unless otherwise indicated) to the extent included in determining such net income (or net loss):	$

a. interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) during such period; plus	$

b. income taxes accruing, paid or payable during such period; plus	$

c. depreciation and amortization expense; plus	$

d. non-cash stock-compensation based expenses; plus	$

e. non-cash charges in respect of contingent consideration obligations (including to the extent accounted for as bonus or otherwise); plus	$

f. gain or loss on the change in the fair value of warrant liability; plus	$

g. cash payments made with respect to the Medliance Earnouts; plus	$

h. losses on the extinguishment of indebtedness.	$

1. EBITDA	$

C. Total Leverage Ratio

(i) Total Debt (Line I.A.1) divided by EBITDA (Line I.B.1)	:1.00

II. Section 8.2 of the Credit Agreement — First Lien Leverage Ratio

A. Total Debt (Line I.A.1) minus	$

B. Debt that is not secured by a Lien on any asset or property of the Parent Borrower or its Subsidiaries; minus	$

C. Subordinated Debt; minus	$

D. Lender Debt.	$

1. First Lien Debt	$

Divided by

D. EBITDA (Line I.B.1)	$

III. Section 8.3 of the Credit Agreement — Fixed Charge Coverage Ratio

A. EBITDA (Line I.B.1) minus	$

B. Capital Expenditures minus	$

C. taxes accrued during the period	$

1. Sum	$

Divided by

D. regularly scheduled payments of principal on Debt (including payments in respect of Capital Leases which are allocable to principal, but excluding any payments in respect of the Medliance Earnouts or Preferred Stock Redemption) during the period plus

$

E. cash dividends or distributions on any series of Preferred Stock during such period plus	$

F. interest expense(3) during such period (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest)	$

H. Fixed Charge Coverage Ratio	:1.00

(3)  For purposes of determining interest expense in this definition for any period ending prior to the first anniversary of the Closing Date, interest expense shall be an amount equal to actual interest expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination.

IV. Section 8.4 of the Credit Agreement — Capital Expenditures

A. the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including amounts expended or capitalized under Capital Leases) of such Person during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated cash flow statement of the Parent Borrower and its Subsidiaries plus

$

B. the aggregate amount of all liabilities for rentals of property (including both real and personal property); minus	$

C. expenditures paid prior to the Closing Date by Parent Borrower’s landlord (in an amount not to exceed $1,900,000)	$

Total:	$

V. Section 8.5 of the Credit Agreement — Minimum Cash

A.	unrestricted cash balances in accounts at Western Alliance Bank; plus	$

B.	amounts available for draw constituting Revolving Debt	$

Total:		$

VI. Section 8.6 of the Credit Agreement — Minimum MRR Retention Rate

A.	average Monthly Recurring Revenue for the 3 month period ending on the last day of the most recent month divided by	$

B.	average Monthly Recurring Revenue for the 12 month period ending on the last day of the most recent month	$

%

VI. Section 8.7 of the Credit Agreement — Minimum EBITDA

A. EBITDA (Line I.B.1)	$

Schedule 3

[Follow format of Exhibit B to the
Guarantee and Collateral Agreement.]

EXHIBIT II

FORM OF SOLVENCY CERTIFICATE

See attached.

SOLVENCY CERTIFICATE

of

TABULA RASA HEALTHCARE, INC.

[        ], [          ]

Reference is hereby made to the Credit Agreement dated as of [ ], [ ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among TABULA RASA HEALTHCARE, INC. (the “Parent Borrower”), CAREKINESIS, INC., CAREVENTIONS, INC., CAPSTONE PERFORMANCE SYSTEMS, LLC, MEDLIANCE LLC, the Lenders from time to time parties thereto and ABC FUNDING, LLC, as Administrative Agent and Collateral Agent (in such capacity, the “Administrative Agent”). Terms used herein and not otherwise defined herein have the meanings assigned to them in the Credit Agreement.

The undersigned, in his capacity as Chief Financial Officer of the Parent Borrower, hereby certifies, on behalf of the Parent Borrower only and not in any individual capacity, to the Administrative Agent that:

As of the date hereof, after giving effect to the consummation of the transactions contemplated by the Credit Agreement, including the making of the Initial Loan under the Credit Agreement and the application of the proceeds thereof:

a.              The fair value of the assets of the Parent Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, the sum of their debts and liabilities, subordinated, contingent or otherwise;

b.              The present fair saleable value of the property and assets of the Parent Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.               The Parent Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.              The Parent Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

IN WITNESS WHEREOF, the undersigned has executed this certificate in such undersigned’s capacity as Chief Financial Officer of the Parent Borrower, on behalf of the Parent Borrower only and not individually, as of the date first stated above.

TABULA RASA HEALTHCARE, INC.

By:
Name:
Title:	Chief Financial Officer

EXHIBIT III

FORM OF DELAYED DRAW BORROWING NOTICE

Date:                           ,

To:	ABC Funding, LLC
222 Berkeley Street, 18th floor
Boston, MA 02116
Attention of: James Freeland and Adam Britt
Facsimile No.: (617) 598-4902
Email: JFreeland@summitpartners.com and ABritt@summitpartners.com

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of June [30], 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Tabula Rasa Healthcare, Inc., a Delaware corporation (the “Parent Borrower”), CareKinesis, Inc., a Delaware corporation (“CareKinesis”), CareVentions, Inc., a Delaware corporation (“CareVentions”), Capstone Performance Systems, LLC, a Delaware limited liability company (“Capstone”) and Medliance LLC, an Arizona limited liability company (“Medliance” and, together with Parent Borrower, CareKinsesis, CareVentions and Capstone, each a “Borrower” and collectively, the “Borrowers”), the lenders from time to time party thereto (the “Lenders”) and ABC Funding, LLC, as Administrative Agent and Collateral Agent (the “Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrowers represents and warrants to the Agent and Lenders that on the date of the borrowing set forth below the conditions to the making of a Delayed Draw Term Loan specified in Section 4.2 of the Credit Agreement will be satisfied and gives you irrevocable notice, pursuant to Section 2.1(b) of the Credit Agreement, of its request of a borrowing of a Delayed Draw Loan (the “Proposed Borrowing”) under the Credit Agreement and, in that connection, sets forth the following information:

A.            The proposed date of the borrowing is [            ], 20[ ], which is a Business Day.

B.            The aggregate principal amount of the Delayed Draw Term Loans is [$      ].

The Borrowers irrevocably request the Agent to disburse the proceeds of the Proposed Borrowing in immediately available funds by wire transfer to [wiring instructions].(4)

[The remainder of this page is intentionally left blank.]

(4)           Borrower to provide.

IN WITNESS WHEREOF, the undersigned, each solely in his/her capacity as an Authorized Officer of the respective Borrowers, has executed this notice for and on behalf of each such Borrower, and has caused this notice to be delivered as of the date first set forth above.

TABULA RASA HEALTHCARE, INC.

By:
Name:
Title:

CAREKINESIS, INC.

By:
Name:
Title:

CAREVENTIONS, INC.

By:
Name:
Title:

CAPSTONE PERFORMANCE SYSTEMS, LLC

By:
Name:
Title:

MEDLIANCE LLC

By:
Name:
Title: